SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(AMENDMENT NO. 1)
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): August 9, 2005
MICROMED CARDIOVASCULAR, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51487	98-0228169
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8965 Interchange Drive, Houston, Texas	77054
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(713) 838-9210
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES

EXPLANATORY NOTE
This Amendment No. 1 (this “Amendment”) is being filed as an amendment to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2005 (the “Form 8-K”) to (1) correct the security ownership information of certain beneficial owners and management of MicroMed Cardiovascular, Inc. (the “Company”), and (2) to include the financial and pro forma information of MicroMed Technology, Inc. for the period ended June 30, 2005, under Item 5.01.
ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.
The section of Item 5.01 entitled “Security Ownership Of Certain Beneficial Owners And Management Following The Merger” on pages 34, 35 and 36 of the Form 8-K is hereby amended in its entirety to read as follows:
“SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE MERGER
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of the estimated closing of the Merger are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Immediately prior to the closing of the Merger, MicroMed Technology had outstanding 17,013,145 shares of common stock, options to purchase 555,822 shares of common stock and warrants to purchase 2,294,093 shares of common stock. Immediately after the closing of the Merger, MicroMed Cardiovascular had 18,513,145 outstanding shares of common stock (excluding the Escrow Shares), options to purchase 555,822 shares of common stock and warrants to purchase 2,294,093 shares of common stock.
The following table sets forth certain information with respect to beneficial ownership of the Company common stock as of closing of the Merger based on 18,513,145 outstanding shares of common stock (excluding the Escrow Shares), by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, and (iv) each person who beneficially owns more than five percent of the Company’s common stock. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated in the table, the address of each stockholder listed in the table is c/o MicroMed Cardiovascular, Inc., 8965 Interchange Drive, Houston, TX 77054.

		Number of Shares		Percent of
Title Of Class	Name and Address of Beneficial Owner	Beneficially Owned		Class
	Directors and Executive Officers:
Common Stock	Travis E. Baugh	146,240	(1)	*
	President, Chief Executive Officer and Director
Common Stock	Betty Silverstein Russell	30,579	(2)	*
	Executive Vice President, Marketing
	Chief Operating Officer
Common Stock	Robert J. Benkowski	25,912	(3)	*
	Senior Vice President, Engineering
Common Stock	Timothy R. Placek	19,589	(4)	*
	Senior Vice President, Regulatory Affairs, Clinical Affairs and Quality Systems
Common Stock	Michael A. Rutledge	30,000	(5)	*
	Vice President, Controller
Common Stock	Dallas W. Anderson	9,347	(6)	*
	Director and Chairman of the Board
Common Stock	Paul M. Frison	4,241	(7)	*
	Director
Common Stock	Norwick B.H. Goodspeed	4,241	(8)	*
	Director

		Number of Shares		Percent of
Title Of Class	Name and Address of Beneficial Owner	Beneficially Owned		Class
	Directors and Executive Officers:
Common Stock	Phyllis Haberman	0	(9)	*
	Director
Common Stock	James Garvey**	1,991,913	(13)	10.8%
	Director
Common Stock	Cornelius T. Ryan	2,263,898	(10)	12.2%
	Director
Common Stock	Martin P. Sutter	2,098,869	(11)	11.3%
	Director
Common Stock	All directors and executive officers	6,624,829	(12)	35.5%
	as a group (12 persons)
	Five Percent Stockholders:
Common Stock	Oxford Bioscience Partners and affiliated entities	2,263,898	(10)	12.2%
	222 Berkeley St., Suite 1650
	Boston, MA 02116
Common Stock	SV Life Sciences	1,991,913	(13)	10.8%
	60 State Street, Suite 3650
	Boston, MA 02109
Common Stock	Charterhouse Equity Partners II, L.P.	3,914,324	(9)	21.1%
	1105 North Market Street, Suite 1300
	Wilmington, DE 19899
Common Stock	Essex Woodlands Health Ventures Fund IV, L.P.	2,098,869	(11)	11.3%
	10001 Woodloch Forest Drive
	The Woodlands, TX 77380
Common Stock	Mitsui & Co. Venture Partners	2,276,012	(14)	12.3%
	200 Park Avenue
	New York, NY 10166-0130
Common Stock	Hunter World Markets, Inc.	1,085,798	(15)	5.9%
	9300 Wilshire Blvd, Penthouse Suite
	Beverly Hills, CA 90212
Common Stock	Absolute Return Europe Fund LTD	1,503,759	(16)	8.1%
	c/o Iron Shore Corporate Services Limited
	P.O. Box 1234 GT Queensgate House
	South Church Street, Georgetown
	Grand Cayman

*	Indicates less than 1.0%

**	Mr. Garvey was a director of the Company immediately following the closing of the Merger, but resigned from the board of directors on August 15, 2005.

(1)	Includes options to purchase 30,911 shares of common stock exercisable within 60 days of the closing date of the Merger.

(2)	Includes options to purchase 30,579 shares of common stock exercisable within 60 days of the closing date of the Merger..

(3)	Includes options to purchase 25,427 shares of common stock exercisable within 60 days of the closing date of the Merger..

(4)	Includes options to purchase 19,589 shares of common stock exercisable within 60 days of the closing date of the Merger..

(5)	Includes options to purchase 30,000 shares of common stock exercisable within 60 days of the closing date of the Merger..

(6)	Includes options to purchase 5,401 shares of common stock exercisable within 60 days of the closing date of the Merger..

(7)	Includes options to purchase 4,241 shares of common stock exercisable within 60 days of the closing date of the Merger..

(8)	Includes options to purchase 4,241 shares of common stock exercisable within 60 days of the closing date of the Merger..

(9)	Charterhouse Equity Partners II, L.P. holds (“CEP II”) 3,914,324 shares, of which 3,779,376 shares of common stock and 718 warrants, which are currently exercisable, are held by Harvard Custom Manufacturing (“Harvard”), an entity controlled by CEP II. Ms. Haberman is an executive officer of Charterhouse Group, Inc. (“Charterhouse”), the sole stockholder of Charterhouse Equity II, Inc. (“Charterhouse Equity II”). Charterhouse Equity II is the general partner of CHUSA Equity Investors II, L.P. (“CHUSA Equity II”). CHUSA Equity II is the general partner of CEP II. Ms. Haberman does not have any voting or investment power over the shares held by CEP II or Harvard.

(10)	Includes 515,608 shares held by Oxford Bioscience Partners II L.P., 386,074 shares held by Oxford Bioscience Partners (Bermuda) II Limited Partnership, 312,641 shares held by Oxford Bioscience Partners (GS-Adjunct) II L.P., 136,184 shares held by Oxford Bioscience Partners (Adjunct) II L.P., 913,060 shares held by Oxford Bioscience Partners (Annex) II L.P., which includes 72,160 shares of Salmon common stock purchased from Salmon stockholders upon the closing of the Merger. Also includes 153 warrants to purchase common stock held by Oxford Bioscience Partners II L.P., 115 warrants held by Oxford Bioscience Partners (Bermuda) II Limited Partnership, 30 warrants held by Oxford Bioscience Partners (GS-Adjunct) II L.P., and 33 warrants held by Oxford Bioscience Partners (Adjunct) II L.P., which are currently exercisable. Mr. Ryan, a Director of MicroMed since 2002, is Founding General Partner with Oxford Bioscience Partners, which is the general partner of the foregoing funds. As a general Founding General Partner with Oxford Bioscience Partners, Mr. Ryan may be deemed to share voting and investment powers for the shares held by the foregoing funds. Mr. Ryan disclaims beneficial ownership of the shares held by funds affiliated with Oxford Bioscience Partners except to the extent of his proportionate pecuniary interest therein. Excludes warrants to purchase 33,834 shares of common stock at $1.33 per share exercisable commencing August 10, 2006.

(11)	Includes 2,098,717 shares held by Essex Woodlands Health Ventures Fund IV L.P. Includes 152 warrants to purchase common stock, which are currently exercisable. As Managing Director of Essex Woodlands Health Ventures, Mr. Sutter may be deemed to share voting and investment powers for the shares held by the foregoing fund. Mr. Sutter disclaims beneficial ownership of the shares held by funds affiliated with Essex Woodlands Health Ventures except to the extent of his proportionate pecuniary interest therein. Excludes warrants to purchase 125,008 shares of common stock at $1.33 per share exercisable commencing August 10, 2006.

(12)	Includes options to purchase 151,875 shares of common stock exercisable within 60 days of the closing date of the Merger. Refer also to footnotes 1-11 above.

(13)	Includes 1,258,773 shares held by Schroder Ventures International Life Sciences Fund LP1, 279,726 shares held by Schroder Ventures International Life Sciences Fund LP2, 443,088 shares held by Schroder Ventures International Life Sciences Fund Trust and 9,959 shares held by Schroder Ventures International Life Sciences Fund Co-Investment Scheme (together, the “Schroder entities”). Also includes 231 warrants to purchase common stock held by Schroder Ventures International Life Sciences Fund LP1, 52 warrants held by Schroder Ventures International Life Sciences Fund LP2, 82 warrants held by Schroder Ventures International Life Sciences Fund Trust and 2 warrants held by Schroder Ventures International Life Sciences Fund Co-Investment Scheme, which are currently exercisable. Schroder Venture Managers Limited (“SVML”) is the fund manager for all of the Schroder entities. James Garvey serves on the investment committee of SV Life Sciences Advisors Limited (“SVLSA”), which acts as the fund advisor to SVML. The investment committee of SVML has voting and dispositive power over these shares. Mr. Garvey is also a special limited partner in the Schroder entities. Mr. Garvey disclaims beneficial ownership of the shares held the Schroder entities, except to the extent of his proportionate pecuniary interest therein. Excludes warrants to purchase 73,299 shares of common stock at $1.33 per share exercisable commencing August 10, 2006.

(14)	Koichi Ando is the Chief Executive Officer of Mitsui & Co. Venture Partners. As the Chief Executive Officer, Mr. Ando may be deemed to have voting and investment power over the shares held by Mitsui & Co. Venture Partners. Mr. Ando disclaims beneficial ownership of the shares held by Mitsui & Co. Venture Partners except to the extent of his pecuniary interest therein. Excludes warrants to purchase 45,113 shares of common stock at $1.33 per share exercisable commencing August 10, 2006.

(15)	Todd M. Ficeto is President, Chief Executive Officer, and control person of Hunter World Markets, Inc. and may be deemed to have voting and investment power over the shares held by Hunter World Markets, Inc. Mr. Ficeto disclaims beneficial ownership of the shares held by Hunter World Markets, Inc. except to the extent of his pecuniary interest therein. Excludes warrants to purchase 1,804,511 shares of common stock at $1.33 per share exercisable commencing August 10, 2006.

(16)	As Investment Manager and control person of Absolute Return Europe Fund LTD, Florian Homm may be deemed to have voting and investment powers for the shares held by the foregoing funds. Mr. Homm disclaims beneficial ownership of the shares held by foregoing funds except to the extent of his proportionate pecuniary interest therein.”
The section of Item 5.01 entitled “MicroMed Technology Audited Financial Statements” on page 47 of the Form 8-K is hereby amended in its entirety to read as follows:
“MICROMED TECHNOLOGY AUDITED FINANCIAL STATEMENTS
The audited financial statements of MicroMed Technology for the years ended December 31, 2004 and 2003 and the unaudited six months ended June 30, 2005 and 2004 are attached hereto as Exhibit A. Investors are encouraged to review the financial statements and related notes.”
The section of Item 5.01 entitled “Summary Financial Information” on pages 47 and 48 of the Form 8-K is hereby amended in its entirety to read as follows:
“SUMMARY FINANCIAL INFORMATION
The following gives a summary of Salmon’s balance sheet data as of November 30, 2004 and 2003 and May 31, 2005 and its statements of operations data for the years ended November 30, 2004 and 2003 and the six months ended May 31, 2005 and 2004. The following summary financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes, and other financial information included herein.

			Six Months	Six Months
	Year ended	Year ended	ended	ended
	November 30,	November 30,	May 31,	May 31,
Statement of Operations Data:	2004	2003	2005	2004
Revenue	$0	$0	$0	$0
Net loss	$(26,601)	$(10,571)	$(4,079)	$(11,680)
Net loss per share	$0	$0	$0	$0

	November 30,	November 30,	May 31,
Balance Sheet Data:	2004	2003	2005
Total assets	$4,426	$14,429	$0
Total liabilities	$16,598	$0	$10,000
Total stockholders’ equity	$(12,172)	$(14,429)	$(10,000)
The following gives a summary of the most recent balance sheet data of MicroMed as of December 31, 2004 and 2003 and June 30, 2005 and the statements of operations data of MicroMed for the years ended December 31, 2004 and 2003 and the six months ended June 30, 2005 and 2004. The following summary financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes, and other financial information included herein.

			Six Months	Six Months
	Year ended	Year ended	ended	ended
	December 31,	December 31,	June 30,	June 30,
Statement of Operations Data :	2004	2003	2005	2004
		(Restated) (1)
Revenue	$5,936,188	$6,701,990	$3,455,337	$3,329,209
Net loss	$(8,939,596)	$(6,155,130)	$(4,762,455)	$(4,194,400)
Net loss available to common stockholders (2)	$(14,255,988)	$(11,445,248)	$(7,400,657)	$(6,842,596)
Net loss per share available to common stockholders – basic and diluted	$(918.32)	$(737.36)	$(476.72)	$(440.78)

	December 31,	December 31,	June 30,
Consolidated Balance Sheet Data :	2004	2003	2005
Total assets	$6,367,481	$10,825,755	$5,889,221
Redeemable convertible preferred stock	$72,080,894	$66,764,502	$74,719,096
Total liabilities	$6,623,799	$2,195,827	$10,907,994
Total stockholders’ deficit	$(72,337,212)	$(58,134,574)	$(79,737,869)

(1)	The statement of operations of MicroMed Technology for the year ended December 31, 2003 has been restated to reflect preferred stock dividends and accretion as a component of Net loss available to common stockholders. See Note 2 of the MicroMed Technology financial statements.

(2)	Net loss available to common stockholders for the years ended December 31, 2004 and 2003 and six months ended June 30, 2005 and 2004 includes accrued preferred stock dividends and accretion of $5,316,392, $5,290,118, $2,638,202 and $2,648,196, respectively.
This information is only a summary. You should also read the historical information, management’s discussion and analysis and related notes of the Company contained in its Annual Report on Form 10-KSB for the year ended November 30, 2004 and its Quarterly Report on Form 10-QSB for the period ended May 31, 2005, as filed with the SEC, which are both incorporated by reference into this document and the historical financial statements, management’s discussion and analysis and related notes for the Company contained elsewhere in this document.
The Company is providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of the Company will be once the Merger is concluded.”
The section of Item 5.01 entitled “Pro Form Financial Information” on pages 48-52 of the Form 8-K is hereby amended in its entirety to read as follows:
“PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma consolidated financial statements give effect to the Merger and the Private Placement and is based on the estimates and assumptions set forth herein and in the notes to such statements. The transaction is being treated as a reverse acquisition and a recapitalization. MicroMed Technology is the acquirer for accounting purposes. The pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisition been effected on the dates indicated or the results which may be obtained in the future.
The unaudited pro forma balance sheet information as of June 30, 2005 was derived from the unaudited balance sheet information of MicroMed Technology as of that date and the unaudited balance sheet information of Salmon as of May 31, 2005. The unaudited pro forma statement of operations information for the twelve months ended December 31, 2004 was derived from the audited statement of operations for MicroMed Technology for the twelve month period then ended and the audited statement of operations information for Salmon for the twelve month period ended November 30, 2004. Neither Salmon nor MicroMed Technology assumes any responsibility for the accuracy or completeness of the information provided by the other party. The unaudited pro forma statement of operations information for the six months ended June 30, 2005 was derived from the unaudited statement of operations for MicroMed Technology for the six-month period then ended and Salmon’s unaudited statement of operations information for the six-month period ended May 31, 2005.
The following unaudited pro forma consolidating balance sheet as of June 30, 2005 gives effect to the transaction as if it had occurred on June 30, 2005. The following unaudited pro forma consolidating statement of operations for the year ended December 31, 2004 gives effect to the transaction as if it had occurred on January 1, 2004. The following unaudited pro forma consolidating statement of operations for the six months ended June 30, 2005 gives effect to the transaction as if it had occurred on January 1, 2005.
The pro forma balance sheets and operating data presented are not necessarily indicative of the results that actually would have occurred if the Merger had been completed on the assumed date nor are the statements necessarily indicative of future combined financial position or earnings. The data presented should be read in conjunction with the financial statements of MicroMed Technology included herein.
Proforma Balance Sheet Data (Unaudited)

	Micromed	Salmon			MicroMed
	Technology, Inc.	Express, Inc.			Technology, Inc.
	June 30,	May 31,	Pro Forma	Note	Pro Forma
	2005	2005	Adjustments	Reference	Consolidated
Assets
Current assets:
Cash and cash equivalents	$414,824	$—	$4,551,683	3	$4,966,507
Accounts receivable	1,335,982	—	—		1,335,982
Inventory	3,015,394	—	—		3,015,394
Prepaids and other assets	433,785	—	—		433,785

Total current assets	5,199,985	—	4,551,683		9,751,668
Property and equipment, net	628,623	—	—		628,623
Other assets	60,613	—	—		60,613

Total assets	$5,889,221	$—	$4,551,683		$10,440,904

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,073,486	—	—		$2,073,486
Accrued liabilities	1,479,036	6,251	(6,251)	1	1,479,036
Deferred income	191,000	—	—		191,000
Notes payable	927,945	—	—		927,945
Current portion of long-term debt	952,437	—	—		952,437
Bridge loans with stockholders	4,500,000	10,000	(10,000)	1	—
			(4,500,000)	2

Total current liabilities	10,123,904	16,251	(4,516,251)		5,623,904
Long-term debt	784,090	—	—		784,090
Redeemable convertible preferred stock	74,719,096	—	(74,719,096)	2	—
Stockholders’ (deficit) equity:
Common stock	5,093	15,040	9,367	2	18,612
	—	—	(15,040)	1
	—	—	4,152	3
Additional paid-in capital	—	9,960	79,209,729	2	83,757,260
			(9,960)	1
			4,547,531	3
Deficit accumulated during the development stage	(79,742,962)	(41,251)	41,251	1	(79,742,962)

Total stockholders’ (deficit) equity	(79,737,869)	(16,251)	83,787,030		4,032,910

Total liabilities and stockholders’ (deficit) equity	$5,889,221	$—	$4,551,683		$10,440,904

Proforma Consolidating Statement of Operations (Unaudited)

	Micromed	Salmon			MicroMed
	Technology, Inc.	Express, Inc.			Technology, Inc.
	For the six months	For the six months
	ended June 30,	ended May 31,	Pro Forma	Adjustment	Pro Forma
	2005	2005	Adjustments	Number	Consolidated
Revenues:
International product sales	$991,976	$—	$—		$991,976
Clinical reimbursements	2,463,361	—	—		2,463,361

Total revenue	3,455,337	—	—		3,455,337
Operating expenses:
Research and development	6,149,855	823		5	6,150,678
General and administrative	1,751,262	3,256	—	5	1,754,518

Total operating expenses	7,901,117	4,079	—		7,905,196
Loss from operations	(4,445,780)	(4,079)	—		(4,449,859)

Interest and other income (expense)	(18,525)	—	—		(18,525)
Interest expense	(298,150)	—	—		(298,150)

Net loss	(4,762,455)	(4,079)	—		(4,766,534)

Convertible preferred stock dividends and accretion	(2,638,202)	—	(2,638,202)	2	—

Net loss available for common stockholders	$(7,400,657)	$(4,079)	$(2,638,202)		$(4,766,534)

Basic and diluted net loss available to common stockholders	$(476.72)			4	$(0.26)

Weighted average common shares outstanding	15,524				18,513,145

	Micromed	Salmon			MicroMed
	Technology, Inc.	Express, Inc.			Technology, Inc.
	For the twelve	For the twelve
	months ended	months ended
	December 31,	November 30,	Pro Forma	Note	Pro Forma
	2004	2005	Adjustments	Reference	Consolidated
Revenues:
International product sales	$1,717,477	$—	$—		$1,717,477
Clinical reimbursements	4,218,711	—	—		4,218,711

Total revenue	5,936,188	—	—		5,936,188
Operating expenses:
Research and development	12,263,871	16,304			12,280,175
General and administrative	2,505,185	10,297	—		2,515,482

Total operating expenses	14,769,056	26,601	—	5	14,795,657

Loss from operations	(8,832,868)	(26,601)	—		(8,859,469)
Interest income	71,306	—	—		71,306
Interest expense	(178,034)	—	—		(178,034)

Net loss	(8,939,596)	(26,601)	—		(8,966,197)

Convertible preferred stock dividends and accretion	(5,316,392)	—	(5,316,392)	2	—

Net loss available for common stockholders	(14,255,988)	$(26,601)	$(5,316,392)		$(8,966,197)

Basic and diluted net loss available to common stockholders	$(918.32)				$(0.48)

Weighted average common shares outstanding	15,524			4	18,513,145

The adjustments related to the unaudited pro forma consolidating balance sheet are computed assuming the acquisition of MicroMed Technology by Salmon was consummated on June 30, 2005. The adjustments related to the unaudited pro forma consolidating statement of operations for the six months ended June 30, 2005 and the year ended December 31, 2004 are computed assuming the acquisition was consummated at January 1, 2005 and January 1, 2004, respectively.
Note 1
In connection with the acquisition by Salmon, MicroMed Technology did not assume any assets or liabilities of Salmon and, in connection with the merger, as consideration for the cancellation of shares by Mr. Smith, Salmon will distribute its assets held prior to the Merger to Mr. Smith. Accordingly, Adjustment 1 reflects the distribution of accrued liabilities and notes payable of $16,251 to Mr. Smith. The capital structure of Salmon was converted to the structure of MicroMed.
Note 2
Adjustment 2 reflects the recapitalization of Salmon and MicroMed Technology as a result of the Merger, which includes the following adjustments:
•	The effects of the 1-for-3.3528 reverse stock split by Salmon to be effected immediately preceding the Merger;

•	The cancellation of 10,010,800 shares of common stock held by Mr. Smith;

•	The conversion of all MicroMed preferred stock to common stock prior to the Merger;

•	The cancellation of convertible preferred stock dividends and accretion. Amounts by class of redeemable convertible preferred stock cancelled are:

December 31, 2004

Series A	$497,199
Series B	$909,955

Series C	$1,744,683
Series D	$2,164,556

$5,316,392

June 30, 2005

Series A	$248,599
Series B	$454,978
Series C	$863,667
Series D	$1,070,958

$2,638,202

•	The issuance of 12,960,000 shares of common stock to the stockholders of MicroMed Technology in exchange for the issued and outstanding common and preferred stock of MicroMed Technology and upon conversion of the 2004 and 2005 Bridge Loans.
Note 3
Adjustment 3 reflects the Private Placement, which includes the following adjustments:
•	The sale of 3,753,145 shares of common stock at $1.33 per share, net of offering costs.

•	The issuance of 300,000 shares to Hunter as the placement agent.

•	The issuance of 2,551,887 warrants at the fair value of the warrants.
Note 4
The following is a reconciliation of MicroMed’s weighted average shares outstanding from an historical basis to a pro forma basis at June 30, 2005 and December 31, 2004.

Weighted average common shares outstanding — historical	15,524
Add:
Redeemable convertible preferred stock:
Series A	11,673,820	(a)
Series B	47,924,359	(a)
Series C	111,831,846	(a)
Series D	1,085,774,873	(a)

	1,257,204,898
Shares issuable upon conversion of 2004 and 2005 Bridge Loan	2,989,653,013

	4,246,873,435
Deduct:
Affect of reverse stock split (b)	(4,233,913,435)

Subtotal	12,960,000
Issuance of shares to existing Salmon stockholders (c)	1,500,000
Shares sold in connection with the Private Placement	3,753,145
Shares issued to Hunter (d)	300,000

Weighted average common shares outstanding — pro forma	18,513,145

(a)	After giving affect to conversion at a ratio of 11.67-for-1, 23.96-for-1, 31.79-for-1 and 236.40-for-1, respectively.

(b)	Gives affect to the 1-for-328.08 reverse stock split of MicroMed’s common stock upon closing of the reverse merger.

(c)	Represents the shares issued at the time of the closing of the merger to existing Salmon stockholders.

(d)	Shares issued to Hunter as the placement agent.
Note 5

MicroMed Technology’s results of operations would include an estimated $713,000 of stock compensation expense attributable to 540,500 options, at an exercise price of $0.01, that were granted at the time of the recapitalization of Salmon and MicroMed Technology to employees and officers of MicroMed Technology, had the Merger taken place on January 1, 2004 or January 1, 2005.”
The section of Item 5.01 entitled “MicroMed’s Operations” on page 52-62 of the Form 8-K is hereby amended in its entirety to read as follows:
“MICROMED’S OPERATIONS
Management’s Discussion and Analysis of MicroMed’s Financial Condition and Results of Operations
The following discussion of MicroMed’s financial condition and results of operations should be read in conjunction with its financial statements and the related notes, and the other financial information included in this information statement. With respect to this discussion, the terms “MicroMed,” the “Company,” “we,” “us,” and “our” refer to MicroMed Technology, Inc..
Forward-Looking Statements
The forward-looking comments contained in this discussion involve risks and uncertainties. Our actual results may differ materially from those discussed here due to factors such as, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry. Additional factors that could cause or contribute to such differences can be found in the following discussion, as well as in the section entitled “Risks Related to MicroMed.”
Recent Events
Completion of Merger
On January 31, 2005, Salmon Express, Inc., a Nevada corporation (“Salmon”), along with Salmon Acquisition Corp., a Nevada corporation and wholly owned subsidiary of Salmon (“Merger Sub”) and certain existing stockholders of Salmon entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MicroMed Technology, Inc., a privately held Delaware corporation (“MicroMed Technology”), pursuant to which Salmon would be acquired by MicroMed Technology in a merger transaction wherein Merger Sub would merge with and into MicroMed Technology, with MicroMed Technology being the surviving corporation (the “Merger”). On August 10, 2005, the Merger closed and MicroMed Technology became a wholly-owned subsidiary of Salmon. Salmon changed its name to MicroMed Cardiovascular, Inc. and reincorporated in the State of Delaware.
Principal Terms of the Merger
At the Effective Time of the Merger (as defined in the Merger Agreement), Merger Sub was merged with and into MicroMed Technology, the separate existence of Merger Sub ceased, and MicroMed Technology continued as the surviving corporation at the subsidiary level. Salmon issued shares of its common stock on a one-for-one basis to the stockholders of MicroMed Technology in exchange for 100% of the issued and outstanding shares of common stock of MicroMed Technology. Additionally, Salmon assumed options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by MicroMed Technology. All outstanding options that were assumed by Salmon have been issued under the MicroMed Technology 1997 Stock Option Plan or the MicroMed Technology 2005 Stock Incentive Plan. Further to the Merger, Salmon assumed the MicroMed Technology 1997 Stock Option Plan and the MicroMed Technology 2005 Stock Incentive Plan as stock option plans of Salmon. Salmon also issued 1,500,000 post-split shares into escrow to cover indemnification obligations, if any, to MicroMed Technology and its stockholders (the “Escrow Shares”). Immediately prior to the Merger, Salmon effectuated a 1-for-3.3528 reverse stock split of its common stock. After the Merger was concluded, Salmon reincorporated from the State of Nevada to the State of Delaware and changed its corporate name to MicroMed Technology Cardiovascular, Inc. Further to the Merger, Salmon also canceled 10,010,800 shares of its pre-split common stock held by Pete Smith, the founder of Salmon Express Inc., and distributed assets, and related liabilities, to him that Salmon held prior to the Merger. Mr. Smith also received cash remuneration of $605,213 from third parties unaffiliated with Salmon for his agreement to cancel such shares.

Immediately prior to the closing of the Merger, MicroMed Technology had outstanding 17,013,145 shares of common stock, options to purchase 555,822 shares of common stock and warrants to purchase 2,294,093 shares of common stock. Immediately after the closing of the Merger, MicroMed Cardiovascular had 18,513,145 outstanding shares of common stock (excluding the Escrow Shares), options to purchase 555,822 shares of common stock and warrants to purchase 2,294,093 shares of common stock.
The Private Placement
Immediately prior to the closing of the Merger, MicroMed Technology closed a $4,991,683 private placement (the “Private Placement”) of its common stock and warrants. MicroMed Technology engaged Hunter World Markets, Inc. (“Hunter”) as its placement agent in connection with the Private Placement. Each investor in the Private Placement purchased shares of MicroMed Technology common stock at $1.33 per share and seven-year warrants, exercisable one year after the date of issuance, to purchase 60% of the common stock purchased by such investor in the Private Placement at a per share exercise price of $1.33 (all investors introduced to MicroMed Technology by Hunter assigned their warrants to Hunter, an aggregate of 1,804,511 warrants). The warrants are redeemable by us at any time after one year from the date of issuance. We agreed to file a registration statement covering the securities sold in the Private Placement within 30 days of the closing of the Merger. As partial consideration for services rendered further to the Private Placement, Hunter was issued 300,000 shares of MicroMed Technology’s common stock.
Our common stock is currently listed for quotation on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”) under the symbol “MMCV.”
Overview
We were formed in 1995 to develop the DeBakey VAD for commercial use. We have devoted substantially all of our efforts to research and product development, and have not yet generated significant revenues from commercial sales. As of June 30, 2005, we had an accumulated deficit of approximately $79.7 million. We expect to continue to incur operating losses at least through 2007. Further, we expect operating expenses to increase as we seek U.S. regulatory clearance for the DeBakey VAD, build a technical support organization for product introduction and market development, continue engineering and development projects, and increase administrative activities to support our planned growth.
Our operations involve the manufacture and distribution of the DeBakey VAD. We have received regulatory approval to sell the DeBakey VAD in Europe and are involved in two clinical trials in the U.S., for which we receive reimbursements for our products from hospitals involved in our clinical trials that are categorized as revenues. We sell our products through distributors internationally and have direct relationships with hospitals in our U.S. trials.
The role of implantable ventricular assist as a key therapeutic tool for the treatment of advanced heart failure continues to emerge. Since the initial use of VADs began in 1993 as a bridge to heart transplantation, the market has recently grown to include patients that are ineligible for a heart transplant. This use has been coined as “Destination Therapy” since it is considered a complete therapy rather than a bridge to a next step in the therapeutic spectrum. The demand for heart transplantation far exceeds the available supply of donor hearts (the American Heart Association estimates that 100,000 persons in the US need a heart transplant each year, but there are only approximately 2,000 heart transplants conducted each year in the U.S.). The bridge to transplant market is a subset of the heart transplant market and is therefore a relatively small market, estimated by analysts to be approximately $100 million worldwide. Accordingly, adoption rate by physicians as a destination therapy is the key to VAD market growth. Patients are referred to cardiovascular surgeons for VAD implantation from heart failure cardiologists, mostly after the patient has failed to respond to conventional drug therapy. Many heart failure cardiologists are not familiar with VAD technologies or believe that VAD technologies are not suitable for a large percentage of their patients. One of the challenges faced by the VAD industry is to gain the confidence of these heart failure cardiologists so that they will refer more patients for VAD implantation.
The DeBakey VAD addresses the failure of the left ventricle, the main pumping chamber of the heart, to pump adequate oxygenated blood throughout the body. Right ventricular failure is commonly treated by pharmaceutical agents, but the use of RVADs or support of both ventricles (BiVAD) could increase. The need for support of the right ventricle may affect revenue since a matched right ventricular system may be chosen from another company.
Adverse events are typically anticipated due to the advanced nature of the patient’s heart failure and other organ involvement. These may include, but are not limited to thrombus, bleeding, infection, end of organ failure and device malfunction. If trends of adverse events for the DeBakey VAD exceed those of competitive devices, it would likely result in reduced product utilization and lower revenues for MicroMed.
The VAD market is segmented by product type and specific indication. The advent of other heart failure technologies geared toward healthier heart failure patients may delay or preclude the referral of patients for DeBakey VAD device. Moreover, although those products are not intended for the same patient population as a VAD, overlap does occur. This is exemplified through biventricular pacemakers, cardiac restraining devices and pharmaceutical agents.
The VAD industry is undergoing a period of substantial technological change. The most obvious change is the shift from large pulsatile devices such as the HeartMate XVE device to the much smaller continuous flow devices such as the DeBakey VAD or the HeartMate II device. There are also differences in the technologies of continuous flow VADs. For example, the DeBakey VAD and the HeartMate II utilize mechanical bearings to stabilize the impeller. Some companies are developing VADs with magnetically suspended impellers, under the assumption that elimination of a mechanical shaft would avoid long term bearing wear and reduce heat that can contribute to thrombus formation. New technologies with superseding benefits may affect MicroMed’s rate of enrollment in studies, the date of study completion, commercial launch times and ultimate market penetration. There is no way to predict which of these technologies, if any, will succeed in the marketplace.
The current practice for some VAD companies is to place their products in hospitals on a consignment basis. Broad adoption of this practice could delay achievement of MicroMed’s revenue objectives.
A typical total for billed charges of a VAD implantation is significant (normally $175,000 to $200,000). VAD implantation is covered by most private insurance and by CMS for Medicare-eligible patients. Although Medicare reimbursement was increased to an average of $136,000 in October 2004, there is no assurance that this reimbursement level will be sufficient enough of an economic incentive to convince potential VAD hospital customers to develop or expand a VAD implant program. Private insurance contracts vary by hospital and by carrier; however, the reimbursement level from private insurance may not be sufficient to support developing or expanding a VAD implant program.
The majority of implants of the DeBakey VAD and associated revenues over the next two years are expected to be related to MicroMed’s U.S. clinical trials. Due to the protocols and the inclusion/exclusion criteria associated with the trials, the number of potential implant patients that can receive a DeBakey VAD during clinical trials is much smaller than the overall VAD patient population. Accordingly, clinical trial implants and associated revenues, earnings and cash flows are inherently difficult to predict and will continue to be so until MicroMed receives commercial approval to market the product in the U.S.
MicroMed faces several potential challenges in its drive for commercial success, including raising sufficient capital to fund its business plan, motivating surgeons involved in MicroMed’s clinical trials to continue to implant the DeBakey VAD so that MicroMed can complete trials and gain FDA approval to market the products in the U.S., competition from established, well funded companies with competitive technologies, and future competition from companies that are developing competitive technologies, some of whom are larger companies with greater capital resources than MicroMed. Additionally, the overall results of our bridge to transplant (“BTT”) trial to date have resulted in lower than expected survival to transplant percentages. We now believe that it is likely that we will not meet the performance goal survival rate for the patients in this trial. This is likely to substantially increase the time required to obtain FDA approval and the time when we would expect to generate revenues from commercial sales of the DeBakey VAD. Further, we have only enrolled 8 patients to date in our Destination Therapy trial and believe that we need to redesign the structure of the trial to accommodate a shorter PMA pathway. Under the current design of its Destination Therapy trial (360 patients on a 2:1 randomization against the HeartMate XVE), we originally anticipated completing enrollment between late 2008 to late 2010, which it believed would result in PMA approval between early 2010 to early 2012. We are presently in discussions with our clinical consultants to develop the specific new clinical trial parameters and protocols for the Destination Therapy trial which we intend to request from the FDA. However, there is no assurance that we will be able to convince the FDA to accept these changes.
MicroMed plans to achieve commercial success by:
•	Expanding usage of the DeBakey VAD in foreign markets

•	Completing the BTT and DT clinical trials in the U.S.

•	Providing strong customer service and response to customer requests and needs for product enhancements

•	Continually upgrading the product line to maintain technological advantages over other products and competitors

•	Raising sufficient capital to accomplish MicroMed’s plans through the U.S. public capital markets
Research and Development
Our research and development activities have been primarily focused on the development and pilot clinical trials of the DeBakey VAD. Since our inception in 1995 and through June 30, 2005 we have incurred research and development costs of approximately $64.3 million.
Our research and development expenses consist primarily of compensation and other expenses for research and development personnel, costs associated with the clinical trials of our product candidates, facility costs, supplies and materials, costs for consultants and related contract research and depreciation. We charge all research and development expenses to operations as they are incurred.
In the future, the rate of spending on the DeBakey VAD system is likely to increase as additional clinical trials are performed.
At this time, due to the risks inherent in the clinical trial process and given the stage of development of our product candidates, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization. However, we expect our research and development costs to be substantial and to increase as we continue the development of our current product candidates, as well as continue and expand our research programs.
The lengthy process of seeking regulatory approvals for our product candidates, and the subsequent compliance with applicable regulations, require the expenditure of substantial resources. Any failure by us to obtain, or any delay in obtaining, regulatory approvals could cause our research and development expenditures to increase and, in turn, have a material adverse effect on our results of operations.
Critical Accounting Policies
Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an on going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in Note 2 to our financial statements, we believe the following accounting policy to be critical to the judgments and estimates used in the preparation of our financial statements:
Revenue Recognition. We recognize revenue from product sales and reimbursements for products used in our clinical trials in the U.S. Product sales consist of sales our DeBakey VAD ventricular assist devices and related equipment to international hospitals involved in heart transplantation, to customers with whom we have distribution agreements in certain international markets and to hospitals in the U.S. (for our DeBakey VAD Child product only, which is approved for sale in the U.S.). Under FDA rules, we are not allowed to sell products in the U.S. until such time as we receive a Pre-Market Approval for the products. We are allowed to receive reimbursement of expenses associated with our clinical trials, including our research and development expenses, with such reimbursements included in Revenues under the separate heading “Clinical Trial Reimbursements.” Product sales and clinical trial reimbursements are recognized as revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) 104, Revenue Recognition, when persuasive evidence of an arrangement exists, fees are fixed or determinable, title has passed (generally upon shipment), and collection is reasonably assured. We have no post-delivery obligations nor do our product sales contain multiple elements.

Accounts Receivable. Accounts receivable represent amounts due from customers for goods shipped. We extend various terms to our customers, with payment terms from 30-180 days, depending on the customer and country, and we do not require collateral. We periodically assess the collectibility of our receivables and establish reserves, as necessary, based on various considerations including customer credit history, payment patterns, and aging of accounts. Once management determines an account receivable is not collectible, the account is written off. We have not experienced significant collectibility problems to date. If the collection history or aging of accounts receivable deteriorates, we may have to record a charge to operations to establish an allowance for doubtful accounts.
Inventories. Inventory consists of raw materials, work in progress, and finished goods. Inventory is stated at the lower of cost or market using the first-in, first-out (“FIFO”) method. Cost includes the acquisition cost of raw materials and components and direct labor. We periodically review our inventory for excess, obsolescence or quality issues. Should we conclude that we have inventory for which we can not recover our costs as a result of such review, we would have to record a charge to operations classified as cost of products sold.
Stock-Based Compensation. Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, allows us to adopt one of two methods of accounting for stock options. We have elected the method that requires disclosure only of stock-based compensation. Because of this election, we continue to account for our employee stock-based compensation plans under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and the related interpretations. Under APB No. 25, no compensation expense is recorded for stock option grants to employees with an exercise price equal to or greater than the fair value of underlying stock as determined by our board of directors at the date of grant. For purposes of the SFAS No. 123 proforma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting period. Compensation expense for options granted to non-employees has been determined in accordance with SFAS No. 123 as the fair value of the consideration received or the fair value of the equity instruments issued.
Recent Accounting Pronouncements
In December 2004, the FASB issued FAS 123(R) Shared-Based Payment. The statement eliminates the ability to account for stock-based compensation using APB 25 and requires such transactions be recognized as compensation expense in the statement of operations based on their fair value on the date of grant, with the compensation expense recognized over the period in which an employee is required to provide service in exchange for the stock award. The statement is effective for public companies at the beginning of the first interim or annual period beginning after June 15, 2005; in the event the Merger is consummated, MicroMed will adopt this statement on July 1, 2005 using a modified prospective application. As such, the compensation expense recognition provisions will apply to new awards and to any awards modified, repurchased or cancelled after the adoption date. Additionally, for any unvested awards outstanding at the adoption date, MicroMed will recognize compensation expense over the remaining vesting period. MicroMed is currently evaluating the impact of SFAS 123(R) on its financial condition and results of operation. In the event the Merger is consummated there will be no unvested options at the date of adoption, thus there will be no future compensation expense related to options granted as of December 31, 2004. Grants awarded subsequent to December 31, 2004 are expected to have a material effect on the results of operations.
In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires an issuer to classify financial instruments that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no impact on MicroMed.
In April 2004, the FASB issued FSP FASB Statement of Accounting Standards (“FAS”) No. 129-1, “Disclosure of Information about Capital Structure, Relating to Contingently Convertible Securities,” to provide disclosure guidance for contingently convertible securities. MicroMed adopted the disclosure provisions in 2004 as they apply to MicroMed’s convertible redeemable preferred stock.
Results of Operations
Six Months Ended June 30, 2005 and 2004
Revenues

We had revenues of $3.5 million for the six months ended June 30, 2005, as compared to revenues of $3.3 million for the same period in 2004. The revenues were higher due to $0.2 million more revenue from clinical trial reimbursements in the United States as a result of more sites being recruited to join the studies.
Research and Development
Research and development expenses were $6.1 million for the six months ended June 30, 2005 versus $6.4 million for the six months ended June 30, 2004, representing a $0.3 million, or 5%, decrease. Significant components of the change are as follows (in millions):

	2005	2004	$ Change	% Change
Production	$2.0	$2.1	$(0.1)	-5%
Engineering and development	0.6	0.6	0.0	0%
Quality, clinical and regulatory	2.4	2.7	(0.3)	-11%
Sales and marketing	1.1	1.0	0.1	10%

	$6.1	$6.4

•	Quality, Clinical and Regulatory costs have decreased due to lower travel related expenses in the United States and Europe, along with lower salaries as a result of the departure of several employees.
General and Administrative
General and administrative expenses were $1.8 million for the six months ended June 30, 2005 versus $1.1 million for the six months ended June 30, 2004, representing a $0.7 million, or 64%, increase. The increase was due to higher legal and accounting costs associated with the reverse merger with Salmon Express and severance payments to our former Chief Executive Officer.
Interest and Other Income (Expense)
Interest and other income (expense) changed to expense of $(0.01) million for the first six months of 2005 from income of $0.02 in the same period of 2004 primarily due to lower cash balances available for investment in money market funds.
Interest Expense
Interest expense was $0.3 million for the six months ended June 30, 2005 versus $34,000 for the six months ended June 30, 2004. The increase was due to interest on the Venture Lending & Leasing loan entered into in 2004, our Bridge Loans entered into in December 2004 and March 2005, and advances under the working capital line from Silicon Valley Bank (see “— Liquidity and Capital Resources”).
Convertible Preferred Stock Dividends and Accretion
Convertible preferred stock dividends and accretion are attributable to our Series A, Series B, Series C and Series D Redeemable Convertible Preferred Stock (see Note 7 of the audited financial statements). Dividends and accretion related to our preferred stock remained consistent at $2.6 million for the six months ended June 30, 2005 and 2004.
Net Loss and Net Loss Per Share Available to Common Stockholders
Net loss available to common stockholders increased to $7.4 million in the first six months of 2005 from $6.8 million in the same period of 2004. Net loss per share available to common stockholders increased to $476.72 in 2005 from $440.78 in 2004.
Years Ended December 31, 2004 and 2003
Revenues
We had revenues of $5.9 million for the year ended December 31, 2004 versus revenues of $6.7 million in 2003. The decrease was due to lower revenues from international sales of $316,000 and lower clinical reimbursements in the United States of $450,000. International sales were down due to additional competition internationally, where two companies began clinical trials for VADs and were providing their products at little or no charge to several hospitals. Clinical reimbursements were down in the United States due to slower than expected implant rates in our BTT and DT clinical trials.
Research and Development
Research and development expenses were $12.3 million for the year ended December 31, 2004 versus $11.1 million for the year ended December 31, 2003, representing a $1.2 million, or 11%, increase. Significant components of the change are as follows (in millions):

			$	%
	2004	2003	Change	Change
Production	$3.7	$3.8	$(0.1)	(2%)
Engineering and development	1.8	1.5	0.3	20%
Quality, clinical and regulatory	3.6	2.5	1.1	44%
Sales and marketing	3.2	3.3	(0.1)	(3%)

Total	$12.3	$11.1

•	Engineering and development costs increased due to a write off of approximately $0.5 million of controllers that were returned with the Carmeda® coated VADs. Although the controllers were new and in working condition, we had instituted several engineering design changes which improved the controller to the point where we believed our customers would not want to use the older controllers.

•	Quality, clinical, and regulatory expenses consist of the expenses associated with maintaining our quality systems, the costs of our clinical trials, including travel and fees and expenses of our third-party Clinical Research Organization, or CRO, and clinical trial monitoring costs, and the costs associated with dealing with the FDA, as well as other regulatory agencies around the world. The increase was due to expanded clinical trial activity in the U.S., particularly fees and expenses related to our CRO.
General and Administrative
General and administrative expenses were $2.5 million for the year ended December 31, 2004 versus $1.9 million for the year ended December 31, 2003, representing a $0.6 million, or 32%, increase. The increase was due to higher personnel expenses, higher recruiting expenses and higher legal and travel expenses in 2004 associated with a private placement process that was terminated in the later half of the year.
Interest Income
Interest income was $0.1 million for the year ended December 31, 2004 compared to $0.1 million for the year ended December 31, 2003.
Interest Expense
Interest expense was $0.2 million for the year ended December 31, 2004 versus $0 for the year ended December 31, 2003. The increase was due to interest on the Venture Lending & Leasing loan entered into in 2004 along with advances under the working capital line from Silicon Valley Bank (see “Liquidity and Capital Resources”).
Convertible Preferred Stock Dividends and Accretion
Convertible preferred stock dividends and accretion are attributable to our Series A, Series B, Series C and Series D Redeemable Convertible Preferred Stock (see Note 7 of the audited financial statements). Dividends and accretions related to our preferred stock remained consistent at $5.3 million for the years ended December 31, 2004 and 2003.
Net Loss and Net Loss Per Share Available to Common Stockholders
Net loss available to common stockholders increased to $14.3 million in 2004 from $11.4 million in 2003. Net loss per share available to common stockholders increased to $918.32 in 2004 from $737.36 in 2003.
Restatement of Financial Statements

Effective July 1, 2003, in connection with the adoption of SFAS No. 150, MicroMed treated its redeemable convertible preferred securities as mandatorily redeemable and recorded the securities as a liability with the related dividends and accretions accrued as interest expense. Upon additional evaluation of the terms of the redeemable convertible preferred stock in 2004, it was determined that the securities are contingently redeemable rather than mandatorily redeemable, and the related dividends should have remained as part of stockholders deficit and should not have been recorded as interest expense. Because the shares are contingently redeemable under terms not controlled by MicroMed, the redeemable convertible preferred stock is classified as mezzanine equity in accordance with Article 5-02.28 of Regulation S-X expanded by ASR 268. Accordingly, the financial statements as of December 31, 2003 have been restated for the correction of this error surrounding the redemption features of the redeemable convertible preferred securities. The restatement had no impact on net loss available to common stockholders; however, it did impact net loss. MicroMed has restated the statement of operations for the year ending December 31, 2003 as follows:

			2003
	As Reported	Adjustments	Restated
Loss from operations	$(6,276,524)	$—	$(6,276,524)
Interest income	129,120	—	129,120
Interest expense	(2,675,922)	2,668,196	(7,726)

Net loss	(8,823,326)	2,668,196	(6,155,130)
Convertible preferred stock dividends	(2,621,922)	(2,668,196)	(5,290,118)

Net loss available to common shareholders	$(11,445,248)	$—	$(11,445,248)

Liquidity and Capital Resources
As of June 30, 2005, cash and cash equivalents were $0.4 million. From our inception through June 30, 2005, we used approximately $57.0 million in cash for our operations. We have funded our cash requirements through the private sale of equity, debt and credit facilities.
For the six months ended June 30, 2005, we used approximately $3.0 million in cash for operations principally as a result of a net loss of $4.8 million, along with net changes in other operating assets and liabilities of $1.5 million , principally as a result of lower payments on accounts payable due to our lower cash position, offset by non-cash charges of $0.1 million for deprecation.
We used minimal cash in investing activities. We expect to continue to invest in our infrastructure, including property and equipment to support our operations. We anticipate that we will spend approximately $100,000 in fiscal 2005 on capital expenditures.
Financing activities provided cash of $2.8 million during the six months ended June 30, 2005, primarily from the receipt of proceeds of $3.5 million from a bridge loan with certain stockholders (see below). These inflows were partially offset by net payments of $1.0 million on the long-term note and credit facility during the six months.
In May 2004, we received $2.5 million (net $2.4 million after initial $0.1 million prepayment of principal) from a loan agreement we executed in May 2004 with Venture Lending & Leasing IV, Inc. (“VLL and the VLL Loan”). Pursuant to the VLL Loan agreement, we borrowed $2.5 million, repayable in monthly principal payments beginning in July 2004 and terminating in February 2007. Interest on the promissory note is 11.137%. Amounts outstanding under the line of credit are collateralized by a second lien on all of our assets, excluding our intellectual property. In connection with the VLL Loan, we agreed to issue to VLL a warrant to purchase $275,000 of our Series D preferred stock, which will be converted into a warrant to purchase $275,000 of our common stock at a later date. The warrant was issued to VLL on May 31, 2005. We were in default of the VLL Loan agreement as of August 1, 2005 due to non-payment of our August payment. VLL agreed to waive the event of default for non-payment for a period of two months, with payments to VLL commencing again starting October 1, 2005.
In July 2004, we entered into a $4.5 million loan agreement with Silicon Valley Bank, which replaced our working capital line of credit with Silicon Valley Bank. Under the revised loan agreement, a new working capital line of credit is available under a formula-based calculation applied to eligible accounts receivable. Interest on draws under the new working capital line ranges from the prime rate plus 1.25% to prime plus 1.5%, depending on our quick ratio at the time of the advance. The loan agreement also requires the payment of collateral handling fees that range from 0.15% to 0.50% (also dependent on our quick ratio). The collateral handling fees are applied monthly to the daily gross account balances. Amounts outstanding on the line of credit are collateralized by all of our assets, excluding our intellectual property. The terms and conditions of the line of credit prevent us from pledging our intellectual property but do not require any financial covenants. Availability under the line is based on the following formula: (1) 80% of the eligible U.S. accounts receivable, up to a maximum loan balance of $4 million, and (2) 80% of eligible foreign accounts receivable up to a maximum loan balance of $500,000. The revised loan agreement expires April 15, 2006. At June 30, 2005, we have availability under the working capital line and equipment line to draw an additional $3.9 million
In December 2004, we entered into a loan agreement with several of our stockholders (the “2004 Bridge Loan”). Under the terms of the 2004 Bridge Loan, we may borrow up to $3 million (the “Loan Commitment”) until August 31, 2005 (the “Loan Commitment Termination Date”), as amended. The notes issued under the 2004 Bridge Loan, as amended, are unsecured, bear interest at prime plus 3% and are convertible into shares of our capital stock. As of June 30, 2005, we had fully utilized the entire 2004 Bridge Loan.
In March 2005, we executed a bridge loan agreement with the same stockholders that were party to the 2004 Bridge Loan (the “2005 Bridge Loan”). Under the terms of the 2005 Bridge Loan, we may borrow up to $1.5 million (“2005 Loan Commitment”) with terms identical to those of the notes issued under the 2004 Bridge Loan including the commitment to issue warrants to purchase common stock to the stockholders on the unutilized portion of the 2005 Bridge Loan at the expiration date, August 31, 2005, as amended. As of June 30, 2005, we have utilized all amounts available under the 2005 Bridge Loan, therefore, we did not issue any warrants.
As consideration to the lenders for making both the Loan Commitment and the 2005 Loan Commitment, we agreed to issue warrants to purchase common stock to each lender in an amount equal (rounded down to the nearest whole number) to the quotient of (x) the product of (A) .25 and (B) the amount of the Loan Commitment from that lender that we do not borrow prior to the earlier of the Loan Commitment Termination Date and a sale of MicroMed by asset sale, merger or other business combination (“Business Combination”) and (y) the Exercise Price (as defined below). The warrants are to be issued promptly following the Loan Commitment Termination Date or, if we complete a Business Combination prior to the Loan Commitment Termination Date, the warrants shall be issued prior to the Business Combination. For purposes of the 2004 Bridge Loan and the 2005 Bridge Loan, “Exercise Price” means $0.7721 per share (appropriately adjusted for any stock dividends, stock splits, reverse stock splits, recapitalizations and similar transactions (“Recapitalizations”), subject to further adjustment as provided in the agreement. In the event all of the Loan Commitment and 2005 Loan Commitment is drawn, no warrants will be issued with respect to the 2004 and 2005 Bridge Loans. We did not issue warrants related to unutilized 2004 or 2005 Bridge Loan Commitments since we utilized all amounts available under the Loan Commitment and 2005 Loan Commitment.
Notwithstanding the provisions of described above, if prior to issuing the warrants as contemplated by the 2004 and 2005 Bridge Loans, we have not completed a recapitalization whereby all shares of our preferred stock outstanding on the date of the agreement are converted into common stock, then, in lieu of issuing warrants to purchase common stock, we will issue warrants to purchase preferred stock exercisable for a new series of preferred. The warrants to issue preferred stock shall be issued to each lender in an amount equal (rounded down to the nearest whole number) to the quotient of (x) the product of (A) .25 and (B) the amount of Loan Commitment from that lender that we do not borrow prior to the earlier of the Loan Commitment Termination Date and a Business Combination and (y) $5.00. The new series of preferred stock (i) will have a liquidation preference of $5.00 per share prior to distributions on any other series or class, (ii) will convert into a number of shares of common stock equal to the quotient of (x) $5.00 and (y) the Exercise Price, and (iii) otherwise will have terms as nearly as possible identical to our existing Series D Preferred Stock.
In the event we do not complete an equity financing of at least $2 million on or prior to the Loan Commitment Termination Date, but we do complete a Business Combination on or prior to June 30, 2005, then the exercise price for the warrants, shall be reduced to 85% of the common stock equivalent price per share to be paid by the purchaser in the Business Combination, if such reduced price is less than the exercise price.
Immediately prior to the closing of the Merger, MicroMed Technology closed the Private Placement, upon which it received gross proceeds of $4,991,683. MicroMed Technology engaged Hunter as its placement agent in connection with the Private Placement. Each investor in the Private Placement purchased shares of MicroMed Technology common stock at $1.33 per share and seven-year warrants, exercisable one year after the date of issuance, to purchase 60% of the common stock purchased by such investor in the Private Placement at a per share exercise price of $1.33. The warrants are redeemable by the Company, at the Company’s option, under certain circumstances at any time after one year from the date of issuance. The Company agreed to file a registration statement covering the securities sold in the Private Placement within 30 days of the closing of the Merger. As partial consideration for services rendered further to the Private Placement, Hunter was issued 300,000 shares of MicroMed Technology’s common stock.
Our common stock is currently listed for quotation on the OTCBB under the symbol “MMCV.”
We currently occupy approximately 22,000 square feet of space under a lease which expires on May 31, 2007. The lease may be canceled by us by giving the landlord 30 days notice prior to May 31 of any of the remaining years of the lease. This space supports our immediate operational activities. As we expand our leased space to support our growth, our occupancy costs will increase.
We expect our cash requirements to increase significantly during the next 12 months as we expand our U.S. clinical trial efforts, expand our technical support staff, develop our administrative support activities and expand our international marketing efforts. Additionally, as we achieve projected growth in revenues, we anticipate significant working capital requirements, capital expenditures and investments in our infrastructure. The amount and timing of cash requirements will depend on market acceptance of our products, if any, and the resources we devote to developing and supporting our products. We believe that we will have sufficient cash and cash equivalents to meet projected operating requirements for at least through the end of 2005. We will need to seek additional funds from public and private stock offerings, borrowings under credit lines or other sources. We cannot be certain that additional capital will be available on favorable term, or at all. If adequate funds are unavailable, we may be required to scale back or discontinue our product development program or clinical trials, or obtain funds through strategic alliances that may require us to relinquish rights to certain of our technologies.
Contractual Obligations
Below is a table setting forth our contractual obligations as of December 31, 2004:

		Less than			More than
	Total	One Year	1-3 Years	4-5 Years	5 years
Operating Leases	$233,811	$233,811	$—	$—	$—
Notes Payable	$1,177,472	$1,177,472	—	—	—
Bridge loans with stockholders	$1,000,000	$1,000,000	—	—	—
Long-term debt	$2,162,015	$927,945	$1,234,070	—	—

TOTAL	$4,573,928	$3,339,228	$1,234,070	$—	$—

As of June 30, 2005, our Bridge loans with stockholders due in less than one year increased to $4.5 million.
Off-Balance Sheet Arrangements
As of June 30, 2005, we had no off-balance sheet arrangements.”
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(a) Financial Statements of Business Acquired. The financial statements of MicroMed Technology, Inc. for the years ended December 31, 2004 and 2003 (Restated) and six months ended June 30, 2005 (unaudited) and period from inception (October 6, 1995) through June 30, 2005 (unaudited) are attached hereto as Exhibit A.
(b) Pro Forma Financial Statements. The required pro forma financial information is included in item 5.01.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2005	micromed cardiovascular, inc.

	By:	/s/ Travis E. Baugh

	Name	Travis E. Baugh
	Title:	President and Chief Executive Officer

Exhibit A
Financial Statements
MicroMed Technology, Inc.
(a development stage company)
Years ended December 31, 2004 and 2003 (Restated) and six months ended June 30, 2005 and period from inception (October 6, 1995) through June 30, 2005

INDEX TO FINANCIAL STATEMENTS
MicroMed Technology, Inc.
(a Development Stage Company)

Page
Report of Independent Registered Public Accounting Firm	F-2

Report of Independent Public Accountants	F-3

Balance Sheets as of December 31, 2004 and June 30, 2005 (unaudited)	F-4

Statements of Operations for the period October 6, 1995 (date of inception) to December 31, 2004, years ended December 31, 2003 and 2004, six months ended June 30, 2004 and 2005 (unaudited) and for the period from October 6, 1995 (date of inception) to June 30, 2005 (unaudited)
F-5

Statements of Stockholders’ Equity (Deficit) for the period from October 6, 1995 (date of inception) to December 31, 2004 and the six months ended June 30, 2005 (unaudited)	F-7

Statements of Cash Flows for the period October 6, 1995 (date of inception) to December 31, 2004, years ended December 31, 2003 and 2004, six months ended June 30, 2004 and 2005 (unaudited) and for the period from October 6, 1995 (date of inception) to June 30, 2005 (unaudited)
F-9

Notes to Consolidated Financial Statements	F-11

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
MicroMed Technology, Inc.
We have audited the accompanying balance sheet of MicroMed Technology, Inc. (a Delaware corporation in the development stage), as of December 31, 2004, and the related statements of operations, and stockholders’ deficit, and cash flows for the years ended December 31, 2003 (Restated) and 2004 and for the period from inception (October 6, 1995) through December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the period from inception (October 6, 1995) through December 31, 2000, were audited by other auditors who have ceased operations and whose report dated April 11, 2001, expressed an unqualified opinion on those statements. The financial statements for the period from inception (October 6, 1995) through December 31, 2000, include total revenues and net loss of $640,000 and $26,771,117, respectively. Our opinion on the statements of operations, stockholders’ deficit, and cash flows for the period from inception (October 6, 1995) through December 31, 2004, insofar as it relates to amounts for prior periods through December 31, 2000, is based solely on the report of other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit on the Company’s internal control over financial reporting . Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of MicroMed Technology, Inc. , at December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2003 (Restated) and 2004, and for the period from inception (October 6, 1995) through December 31, 2004 , in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that MicroMed Technology, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
As discussed in Note 2 to the financial statements, the Company has restated its financial statements for the year ended December 31, 2003.
/s/ Ernst & Young LLP
March 15, 2005, except for Note 13, as to which the date is August 10, 2005
Houston, Texas

Report of Independent Public Accountants
To MicroMed Technology, Inc.:
We have audited the accompanying consolidated balance sheets of MicroMed Technology, Inc. (a Delaware corporation in the development stage ), and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and for the period from inception (October 6, 1995) through December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MicroMed Technology, Inc., and subsidiary, as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, and for the period from inception (October 6, 1995) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.
ARTHUR ANDERSEN LLP
Houston, Texas
April 11, 2001
THIS IS A COPY OF THE REPORT ISSUED BY ARTHUR ANDERSEN LLP, MICROMED’S FORMER INDEPENDENT PUBLIC ACCOUNTANTS, IN CONNECTION WITH THE COMPANY’S FINANCIAL STATEMENTS FOR THE PERIOD FROM INCEPTION (OCTOBER 6, 1995) THROUGH DECEMBER 31, 2000. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH MICROMED’S FINANCIAL STATEMENTS FOR THE PERIOD FROM INCEPTION (OCTOBER 6, 1995) THROUGH DECEMBER 31, 2004.

MicroMed Technology, Inc.
(A Development Stage Company)
Balance Sheets

	December 31,	June 30,
	2004	2005
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$687,162	$414,824
Accounts receivable	1,616,283	1,335,982
Inventory	3,229,863	3,015,394
Prepaids and other assets	221,897	433,785

Total current assets	5,755,205	5,199,985
Property and equipment, net	572,198	628,623
Other assets	40,078	60,613

Total assets	$6,367,481	$5,889,221

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,267,572	$2,073,486
Accrued liabilities	1,016,740	1,479,036
Deferred revenue	—	191,000
Current portion of long-term debt	927,945	927,945
Note payable	1,177,472	952,437
Bridge loans from stockholders	1,000,000	4,500,000

Total current liabilities	5,389,729	10,123,904
Long-term debt	1,234,070	784,090
Redeemable convertible preferred stock:
Series A Preferred stock, $.001 par value, 1,000,000 shares authorized, issued and outstanding	6,201,682	6,450,281
Series B Preferred stock, $.001 par value, 2,000,000 shares authorized, issued and outstanding	12,668,718	13,123,696
Series C Preferred stock, $.001 par value, 3,700,000 shares authorized, 3,518,153 shares issued and outstanding	25,052,402	25,916,069
Series D Preferred stock, $.001 par value, 5,000,000 shares authorized, 4,593,011 shares issued and outstanding	28,158,092	29,229,050
Commitments and Contingencies
Stockholders’ Deficit:
Common Stock, $.001 par value, 65,000,000 shares authorized, 15,524 shares issued and outstanding	5,093	5,093
Deficit accumulated during development stage	(72,342,305)	(79,742,962)

Total stockholders’ deficit	(72,337,212)	(79,737,869)

Total liabilities and stockholders’ deficit	$6,367,481	$5,889,221

The accompanying notes are an integral part of these financial statements

MicroMed Technology, Inc.
(A Development Stage Company)
Statements of Operations

			Period from
			Inception
			(October 6,
			1995) Through
	Years ended December 31		December 31,
	2003	2004	2004
	(Restated)
Revenues:
International product sales	$2,033,281	$1,717,477	$5,949,084
Clinical reimbursements	4,668,709	4,218,711	12,678,301

Total revenue	6,701,990	5,936,188	18,627,385

Expenses:
Research and development	11,059,714	12,263,871	58,198,966
General and administrative	1,918,800	2,505,185	15,971,399

Total operating expenses	12,978,514	14,769,056	74,170,365

Loss from operations	(6,276,524)	(8,832,868)	(55,542,980)

Interest and other income (expenses)	129,120	71,306	1,596,287
Interest expense	(7,726)	(178,034)	(605,933)

Net loss	(6,155,130)	(8,939,596)	(54,552,625)
Convertible preferred stock dividends and accretion	(5,290,118)	(5,316,392)	(18,543,381)

Net loss available to common stockholders	$(11,445,248)	$(14,255,988)	$(73,096,006)

Basic and diluted net loss per share available to common stockholders	$(737.36)	$(918.32)

Weighted average common shares outstanding	15,522	15,524

			Period from
			Inception
			(October 6,
			1995) Through
	Six Months ended June 30,		June 30,
	2004	2005	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
International product sales	$985,307	$991,976	$6,941,060
Clinical reimbursements	2,343,902	2,463,361	15,141,662

Total revenue	3,329,209	3,455,337	22,082,722

Expenses:
Research and development	6,409,113	6,149,855	64,348,821
General and administrative	1,105,360	1,751,262	17,722,661

Total operating expenses	7,514,473	7,901,117	82,071,482

Loss from operations	(4,185,264)	(4,445,780)	(59,988,760)

Interest and other income (expense)	25,351	(18,525)	1,577,762
Interest expense	(34,487)	(298,150)	(904,083)

Net loss	(4,194,400)	(4,762,455)	(59,315,081)
Convertible preferred stock dividends and accretion	(2,648,196)	(2,638,202)	(21,181,583)

Net loss available to common stockholders	$(6,842,596)	$(7,400,657)	$(80,496,664)

Basic and diluted net loss per share available to common stockholders	$(440.78)	$(476.72)

Weighted average common shares outstanding	15,524	15,524

The accompanying notes are an integral part of these financial statements

MicroMed Technology, Inc.
(A Development Stage Company)
Statements of Stockholders’ Equity (Deficit)

					Deficit
					Accumulated
					During the
	Common Stock		Additional	Deferred	Development
	Shares	Amount	Paid-In Capital	Compensation	Stage	Total
Issuance of common stock to founders for cash in October 1995 at $0.01 per share	15,276	$5,012	$44,988	$—	$—	$50,000
Services contributed by stockholders	—	—	129,000	—	—	129,000
Net loss	—	—	—	—	(173,041)	(173,041)

Balance, December 31, 1995	15,276	5,012	173,988	—	(173,041)	5,959
Services contributed by stockholders	—	—	171,050	—	—	171,050
Cash contributed by stockholders	—	—	55,999	—	—	55,999
Net loss	—	—	—	—	(1,069,007)	(1,069,007)

Balance, December 31, 1996	15,276	5,012	401,037	—	(1,242,048)	(835,999)
Deferred compensation	—	—	48,380	(48,380)	—	—
Amortization of deferred compensation	—	—	—	12,095	—	12,095
Net loss	—	—	—	—	(3,712,342)	(3,712,342)

Balance, December 31, 1997	15,276	5,012	449,417	(36,285)	(4,954,390)	(4,536,246)
Deferred compensation	—	—	29,020	(29,020)	—	—
Amortization of deferred compensation	—	—	—	59,263	—	59,263
Net loss	—	—	—	—	(7,076,108)	(7,076,108)

Balance, December 31, 1998	15,276	5,012	478,437	(6,042)	(12,030,498)	(11,553,091)
Issuance of warrants to purchase common stock	—	—	64,207	—	—	64,207
Amortization of deferred compensation	—	—	—	3,334	—	3,334
Dividends and accretion on redeemable stock	—	—	(70,070)	—	—	(70,070)
Net loss	—	—	—	—	(8,329,116)	(8,329,116)

Balance, December 31, 1999	15,276	5,012	472,574	(2,708)	(20,359,614)	(19,884,736)
Issuance of warrants to purchase common stock	—	—	85,859	—	—	85,859
Deferred compensation	—	—	243,216	(243,216)	—	—
Amortization of deferred compensation	—	—	—	23,000	—	23,000
Exercise of stock options	13	4	3,326	—	—	3,330
Dividends and accretion on redeemable stock	—	—	(804,975)	—	(2,433,138)	(3,238,113)

					Deficit
					Accumulated
					During the
	Common Stock		Additional	Deferred	Development
	Shares	Amount	Paid-In Capital	Compensation	Stage	Total
Net loss	—	—	—	—	(6,411,503)	(6,411,503)

Balance, December 31, 2000	15,289	5,016	—	(222,924)	(29,204,255)	(29,422,163)
Issuance of warrants to purchase common stock	34	11	2,364	—	—	2,375
Deferred compensation	—	—	9,110	(9,110)	—	—
Amortization of deferred compensation	—	—	—	45,768	—	45,768
Dividends and accretion on redeemable stock	—	—	(11,474)	—	(3,153,533)	(3,165,007)
Net loss	—	—	—	—	(6,276,699)	(6,276,699)

Balance, December 31, 2001	15,323	5,027	—	(186,266)	(38,634,487)	(38,815,726)
Deferred compensation	—	—	2,406	(2,406)	—	—
Amortization of deferred compensation	—	—	—	(15,416)	—	(15,416)
Exercises of stock options	179	59	11,716	—	—	11,775
Dividends and accretion on redeemable stock	—	—	(14,122)	—	(1,449,559)	(1,463,681)
Net loss	—	—	—	—	(6,410,084)	(6,410,084)

Balance, December 31, 2002	15,502	5,086	—	(204,088)	(46,494,130)	(46,693,132)
Amortization of deferred compensation	—	—	—	2,406	—	2,406
Exercises of stock options	22	7	1,393	—	—	1,400
Dividends and accretion on redeemable stock (Restated)	—	—	(1,393)	—	(5,288,725)	(5,290,118)
Net loss	—	—	—	—	(6,155,130)	(6,155,130)

Balance, December 31, 2003 (Restated)	15,524	5,093	—	(201,682)	(57,937,985)	(58,134,574)
Reversal of deferred compensation	—	—	—	201,682	(201,682)	—
Issuance of warrant	—	—	53,350	—	—	53,350
Dividends and accretion on redeemable stock	—	—	(53,350)	—	(5,263,042)	(5,316,392)
Net loss	—	—	—	—	(8,939,596)	(8,939,596)

Balance, December 31, 2004	15,524	5,093	—	—	(72,342,305)	(72,337,212)
Dividends and accretion on redeemable stock (unaudited)	—	—	—	—	(2,638,202)	(2,638,202)
Net loss (unaudited)	—	—	—	—	(4,762,455)	(4,762,455)

Balance, June 30, 2005 (unaudited)	15,524	$5,093	$—	$—	$(79,742,962)	$(79,737,869)

The accompanying notes are an integral part of these financial statements

MicroMed Technology, Inc.
(A Development Stage Company)
Statements of Cash Flows

			Period from
			Inception
			(October 6, 1995)
	Years ended December 31,		December 31,
	2003	2004	2004
	(Restated)
Cash flows from operating activities

Net loss	$(6,155,130)	$(8,939,596)	$(54,552,625)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	318,195	346,490	2,327,039
Conversion of accrued interest in Series C Preferred Stock	—	—	95,778
Conversion of accrued interest in Series D Preferred Stock	—	—	251,088
Services contributed by stockholders	—	—	300,050
Issuance of warrant	—	53,350	53,350
Amortization of deferred compensation	2,406	—	130,450
Loss on disposal of fixed assets	—	1,798	1,798

Changes in assets and liabilities:
Accounts receivable	(706,289)	(233,829)	(1,616,283)
Inventory	717,883	(1,195,422)	(3,229,863)
Prepaids and other assets	150,783	(24,009)	(321,988)
Accounts payable and accrued liabilities	680,607	331,627	2,327,454

Net cash used in operating activities	(4,991,545)	(9,659,591)	(54,233,752)

Cash flows from investing activities:
Purchase of property and equipment	(170,891)	(352,721)	(2,841,023)

Net cash used in investing activities	(170,891)	(352,721)	(2,841,023)

Cash flows from financing activities:
Proceeds from bridge loan from stockholders	—	1,015,986	12,958,986
Repayments of bridge loans from stockholders	—	(15,986)	(2,015,986)
Proceeds from issuance of notes payable	200,000	4,015,415	4,215,415
Repayments of notes payable	—	(919,070)	(919,070)
Proceeds from issuance of warrants and preferred stock, net of offering cost	—	—	43,397,713
Proceeds from issuance of common stock and cash contributed by stockholders	1,400	—	124,879

Net cash provided by financing activities	201,400	4,096,345	57,761,937
Change in cash and cash equivalents	(4,961,036)	(5,915,967)	687,162
Beginning cash and cash equivalents	11,564,165	6,603,129	—

Ending cash and cash equivalents	$6,603,129	$687,162	$687,162

Supplemental disclosure of information:
Cash paid for interest	$4,872	$161,882	$166,754
Supplemental disclosure of noncash financing activity:
Conversion of notes payable to Series C Preferred Stock	$—	$—	$5,000,000
Conversion of notes payable to Series D Preferred Stock	$—	$—	$5,194,088
Dividends and accretion to redeemable convertible preferred stockholders	$5,290,118	$5,316,392	$18,543,381

			Period from
			Inception
			(October 6, 1995)
	Six months ended June 30,		Through June 30,
	2004	2005	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(4,194,400)	$(4,762,455)	$(59,315,080)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	178,008	137,369	2,464,408
Conversion of accrued interest in Series C Preferred Stock	—	—	95,778
Conversion of accrued interest in Series D Preferred Stock	—	—	251,088
Services contributed by stockholders	—	—	300,050
Issuance of warrant	—	—	53,350
Amortization of deferred compensation	—	—	130,450
Amortization of warrant	—	10,265	10,265
Loss on disposal of fixed assets	—	4,639	6,437

Changes in assets and liabilities:
Accounts receivable	(10,281)	280,301	(1,335,982)
Inventory	(756,385)	35,745	(3,194,118)
Prepaids and other assets	(232,759)	(242,688)	(564,676)
Deferred revenue	—	191,000	191,000
Accounts payable and accrued liabilities	(336,345)	1,268,210	3,595,665

Net cash used in operating activities	(5,352,162)	(3,077,614)	(57,311,366)

Cash flows from investing activities:
Purchase of property and equipment	(172,084)	(19,709)	(2,860,732)

Net cash used in investing activities	(172,084)	(19,709)	(2,860,732)

Cash flows from financing activities:
Proceeds from bridge loan from stockholders	—	3,500,001	16,458,987
Repayments of bridge loans from stockholders	—	—	(2,015,986)
Proceeds from issuance of notes payable	2,841,710	3,092,611	7,308,026
Repayments of notes payable	(149,333)	(3,767,627)	(4,686,697)
Proceeds from issuance of warrants and preferred stock, net of offering cost	—	—	43,397,713
Proceeds from issuance of common stock and cash contributed by stockholders	—	—	124,879

Net cash provided by financing activities	2,692,377	2,824,985	60,586,922

Change in cash and cash equivalents	(2,831,869)	(272,338)	414,824
Beginning cash and cash equivalents	6,603,129	687,162	—

Ending cash and cash equivalents	$3,771,260	$414,824	$414,824

Supplemental disclosure of information:
Cash paid for interest	$34,487	$171,812	$338,566

Supplemental disclosure of noncash financing activity:
Conversion of notes payable to Series C Preferred Stock	$—	$—	$5,000,000
Conversion of notes payable to Series D Preferred Stock	$—	$—	$5,194,088
Dividends and accretion to redeemable convertible preferred stockholders	$2,648,196	$2,638,202	$21,181,583
The accompanying notes are an integral part of these financial statements

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements
December 31, 2004
(Information as of June 30, 2005 and the
six months ended June 30, 2005 and
2004 is unaudited)
1. Organization
MicroMed Technology, Inc. (“MicroMed” or the “Company”), was incorporated in the State of Texas on October 6, 1995 and was subsequently reincorporated on June 12, 1996, in the state of Delaware. MicroMed is a development stage company which has devoted most of its efforts to research and product development of medical products.
The Company’s primary product is the DeBakey Ventricular Assist Device (the “DeBakey VAD (R) “), a miniaturized heart pump. The DeBakey VAD (R) was designed by a team of engineers and scientists with the National Aeronautics and Space Administration (“NASA”), Baylor College of Medicine (“Baylor”), and the Company, led by the famed heart surgeons Dr. Michael E. DeBakey and Dr. George P. Noon. The Company received an exclusive license from NASA in June 1996 for the primary technology for the DeBakey VAD (R) .
The Company began European clinical trials at various hospitals in Austria, France, Germany, Italy, and Switzerland in 1998. The Company received CE Mark approval to begin marketing the DeBakey VAD (R) in the European Union in April 2001, with a subsequent approval of an upgraded product in July 2002. The Company received permission from the Food and Drug Administration (“FDA”) to begin clinical trials in the United States in May 2000 and is now in Phase III, pivotal trials for two separate indications: bridge to heart transplant and alternative to heart transplant/destination therapy. The Company received a humanitarian device exemption (HDE) from the FDA to commercially sell the DeBakey VAD(R) Child , a pediatric version of the device, in the U.S. in 2004.
The research and development activities engaged in by the Company involve a high degree of risk and uncertainty. The ability of the Company to develop, manufacture, and market its proprietary product is dependent on many factors including, but not limited to, obtaining additional financing, attracting and retaining key personnel, and successfully developing expanded manufacturing and marketing capabilities. The Company’s ability to develop these operations may be impacted by uncertainties related to proprietary technologies, technological change and obsolescence, successful completion of its U.S. regulatory clinical trials, competition, government regulations and approvals, healthcare reform, and product liability exposure. Additionally, the Company is reliant on its exclusive license with NASA for the DeBakey VAD (R) technology, which is the basis for the Company’s main product. Accordingly, there can be no assurance of the Company’s future success. The Company will require additional financing in order to complete the U.S. regulatory clinical trials of its proprietary product, and there can be no assurances that such additional financing will be available at terms acceptable to the Company.
To facilitate such financing, in January 2005, the Company executed an agreement to merge with Salmon Express, Inc., a publicly traded Nevada Corporation. Once effective, the combined entity will be renamed, “MicroMed Cardiovascular, Inc., and will reincorporate in the State of Delaware. Prior to the merger, and subsequent to stockholder approval, the Company plans to affect a recapitalization where all redeemable preferred stock will convert to common stock and affect a reverse stock split. The Company will be the accounting acquiror in the transaction. (See Note 13)
The Company also entered into an engagement letter with the investment banking firm to assist the Company in raising additional capital associated with the merger. Under the terms of the engagement letter, the Company will pay the investment bank a fee of 7% of all funds raised, excluding sales to our existing shareholders and will issue warrants upon completion of an equity financing. The funding contemplated under the engagement letter is anticipated to close at the same time as the merger is consummated. (See Note 13).

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
1. Organization (continued)
Should such financing not be obtained, the Company may be required to adjust its current plan in order to retain adequate capital for conducting its operations. The Company expects to continue to incur losses for the next few years. There can be no assurances that the Company will successfully complete the transition from a development stage company to a commercial company with successful operations.
The Company believes that it can conserve its cash resources to fund operations through at least the end of 2005 if the funding, as described above, does not take place. The Company’s longer-term funding requirements will depend on many factors, including the progress of the Company’s research and development, the success of the Company in bringing its proprietary products to market, and the establishment of other collaborative relationships. There can be no assurances additional funding will be available.
The Company has recurring operating losses and has a working capital deficiency. Based on this information, management believes there is substantial risk that the Company will not continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty .
2. Summary of Significant Accounting Policies
Interim Financial Statements
The financial statements as of June 30, 2005 and for the six months ended June 30, 2004 and 2005 are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation in accordance with U.S. generally accepted accounting principles have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. Cash equivalents consist of investments in high-grade commercial paper and money market securities.
Inventory
Inventory consists of raw materials, work in progress, and finished goods. Inventory is stated at the lower of cost or market using the first-in, first-out (“FIFO”) method. Cost includes the acquisition cost of raw materials and components and direct labor.
A summary of inventory is as follows:

	December 31,	June 30,
	2004	2005
Raw materials	$138,590	$129,011
Work in progress	2,046,651	2,137,222
Finished goods	1,044,622	749,161

	$3,229,863	$3,015,394

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Fair Value of Financial Instruments
The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, notes payable and long-term debt approximate their fair values due to the short-term or variable rate nature of these instruments.
Property and Equipment
Property and equipment consists of leasehold improvements, furniture and laboratory production and office equipment. Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over a three to five-year estimated useful life. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Maintenance and repairs that do not significantly improve or extend the life of assets are expensed as incurred. Expenditures which improve or extend the life of assets are capitalized.
In June 2005, the Company reclassified $178,724 of inventory to property and equipment to establish a base from which customers could rent certain hardware. The assets are being depreciated over an estimated useful life of 5 years.
Long-Lived Assets
The Company routinely evaluates the carrying value of its long-lived assets. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that assets may be impaired and the undiscounted cash flows estimated to be generated by the assets are less than the carrying amount of those assets. To date, no impairment charges have been recognized.
Revenue Recognition
Revenue is recognized from product sales and reimbursements for products used in our clinical trials in the U.S. Product sales consist of sales of our DeBakey VAD (R) ventricular assist devices and related equipment to international hospitals involved in heart transplantation, to customers with whom we have distribution agreements in certain international markets and to hospitals in the U.S. (for our DeBakey VAD (R) Child product only, which is approved for sale in the U.S.). Clinical reimbursements consist of billings for products shipped to hospitals participating in the Company’s clinical trials. Product sales and clinical trial reimbursements are recognized when evidence of an arrangement exists, title has passed (generally upon shipment), the selling price is fixed and determinable and collectibility is reasonably assured in according with SAB 104 “Revenue Recognition”. The Company has no post-delivery obligations or product sales containing, multiple elements. Shipping and handling costs are included in research and development expense and totaled $128,461 and $70,900, respectively for the years ended December 31, 2003 and 2004 and $41,824 and $28,504, respectively, for the six months ended June 30, 2004 and 2005. Shipping and handling costs recovered from customers and recorded in revenue were approximately $27,000 and $18,995, respectively, for the years ended December 31, 2003 and 2004 and $9,880 and $18,469, respectively, for the six months ended June 30, 2004 and 2005.
The Company had one customer that made up 11% of total revenues during 2003 and one customer that made up 12% of revenues during 2004. The Company had one customer that made up 15% and 13% of total revenues for the six months ended June 30, 2004 and 2005, respectively.

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Research and Development
Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform certain research and testing on behalf of the Company.
Stock-Based Compensation
Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, allows the Company to adopt one of two methods of accounting for stock options. The Company has elected the method that requires disclosure only of stock-based compensation. Because of this election, the Company continues to account for its employee stock-based compensation plans under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and the related interpretations. Under APB No. 25, no compensation expense is recorded for stock option grants to employees with an exercise price equal to or greater than the fair value of underlying stock as determined by the Company’s board of directors at the date of grant. For purposes of the SFAS No. 123 proforma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting period. Compensation expense for options granted to non-employees has been determined in accordance with SFAS No. 123 as the fair value of the consideration received.

	Year ended December 31,		Six months ended June 30,
	2003	2004	2004	2005
Net loss available to common stockholders	$(11,445,248)	$(14,255,988)	$(6,842,596)	$(7,400,657)
Deduct: total compensation expense for options determined under fair value based methods for all awards	(153,172)	(149,471)	(77,415)	(76,680)

Pro forma net loss available to common stockholders	$(11,598,420)	$(14,405,459)	$(6,920,011)	$(7,477,337)

Basic and diluted net loss per share available to common stockholders	$(737.36)	$(918.32)	$(440.78)	$(476.72)

Pro forma basic and diluted net loss per share available to common stockholders	$(747.22)	$(927.95)	$(445.76)	$(481.66)

The fair value of employee stock options granted was determined using the Black-Scholes method based on the following weighted-average assumptions:

	Year ended December 31
	2003	2004
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	3.5%	3.5%
Expected life (years)	7	7
Volatility	55%	55%
Income Taxes
The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes , which provides for a liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Net Loss Per Share
Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Shares associated with stock options, warrants and preferred stock are not included because they are antidilutive.
The following table presents the calculation of basic and diluted net loss per share:

	Year ended December 31		Six months ended June 30
	2003	2004	2004	2005
Net loss available to common shareholders	$(11,445,248)	$(14,255,988)	$(6,842,596)	$(7,400,657)

Weighted average common shares outstanding	15,522	15,524	15,524	15,524

Basic and diluted net loss per share available to common shareholders	$(737.26)	$(918.32)	$(440.78)	$(476.72)

The following historical outstanding anti-dilutive securities are not included in the calculation of diluted net loss per share attributable to common stockholders.

	Year ended December 31		Six months ended June 30
	2003	2004	2004	2005
Redeemable convertible preferred stock	11,111,164	11,111,164	11,111,164	11,111,164
Options to purchase common stock	17,835	17,550	17,835	15,822
Warrants to purchase common stock	12,251	6,757	12,251	2,576
Warrants to purchase preferred stock	—	—	—	55,000

	11,141,250	11,135,471	11,141,250	11,129,562

Segment Information
The Company operates in one business segment, which primarily focuses on the development, manufacture and sale of heart assist devices. All of the Company’s revenues have been derived from this business segment.
Restatement
Effective July 1, 2003, in connection with the adoption of SFAS No. 150, the Company treated its redeemable convertible preferred securities as mandatorily redeemable and recorded the securities as a liability with the related dividends and accretion accrued as interest expense. Upon additional evaluation of the terms of the redeemable convertible preferred stock in 2004 it was determined that the securities are contingently redeemable rather than mandatorily redeemable, and the related dividends should have remained as part of stockholders’ deficit and should not have been recorded as interest expense. Because the shares are contingently redeemable under terms not controlled by the Company, the redeemable convertible preferred stock is classified as mezzanine equity in accordance with Article 5-02.28 of Regulation S-X expanded by ASR 268. Accordingly, the financial statements as of December 31, 2003 have been restated for the correction of this error surrounding the redemption features of its redeemable convertible preferred securities. The restatement had no impact on net loss available to common stockholders; however, it did impact net loss. The Company has restated the statement of operations for the year ending December 31, 2003 as follows:

	As Reported	Adjustments	2003 Restated
Loss from operations	$(6,276,524)	$—	$(6,276,524)
Interest income	129,120	—	129,120
Interest expense	(2,675,922)	2,668,196	(7,726)

Net loss	(8,823,326)	2,668,196	(6,155,130)
Convertible preferred stock dividends	(2,621,922)	(2,668,196)	(5,290,118)

Net loss available to common stockholders	$(11,445,248)	$—	$(11,445,248)

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
There was no impact on net loss per share available to common stockholders.
Recent Accounting Pronouncements
In December 2004, the FASB issued FAS 123(R) Shared-Based Payment. The statement eliminates the ability to account for stock-based compensation using APB 25 and requires such transactions be recognized as compensation expense in the statement of operations based on their fair values on the date of grant, with the compensation expense recognized over the period in which an employee is required to provide service in exchange for the stock award. The statement is effective for public companies at the beginning of the first interim or annual period beginning after June 15, 2005 in the event the merger is consummated, the Company will adopt this statement on July 1, 2005 using a modified prospective application. As such, the compensation expense recognition provisions will apply to new awards and to any awards modified, repurchased or cancelled after the adoption date. Additionally, for any unvested awards outstanding at the adoption date, the Company will recognize compensation expense over the remaining vesting period. The Company is currently evaluating the impact of SFAS 123 (R) on its financial condition and results of operation. In the event the merger is consummated their will be no unvested options at the date of adoption, thus there will be no future compensation expense related to options granted as of December 31, 2004. (See Note 13.) Grants awarded subsequent to December 31, 2004 are expected to have a material effect on results of operations.
In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires an issuer to classify financial instruments that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no impact on the Company.
In April 2004, the FASB issued FSP FASB Statement of Accounting Standards (“FAS”) No. 129-1, “ Disclosure of Information about Capital Structure, Relating to Contingently Convertible Securities “ to provide disclosure guidance for contingently convertible securities. We adopted the disclosure provisions in 2004 as they apply to the convertible redeemable preferred stock (see Note 7). The 11,111,164 shares underlying our convertible redeemable preferred stock are reportable under this new disclosure are antidilutive and, therefore, have been excluded from the calculation of diluted net loss per share.
3. Concentration of Credit Risk
Accounts receivable represent amounts due from customers for goods shipped. The Company extends various terms to customers, with payment terms from 30-180 days, depending on the customer and country, and does not require collateral. The Company periodically assesses the collectibility of our receivables and establishes reserves, as necessary, based on various considerations including customer credit history, payment patterns, and aging of accounts. Once management determines an account receivable is not collectible, the account is written off. The Company has not experienced significant collectibility problems to date. If the collection history or aging of accounts receivable deteriorates, the Company may have to record a charge to operations to establish an allowance for doubtful accounts.
The Company’s commercial customers are based in Europe and in the U.S. (for DeBakey VAD Child product sales in the U.S.), and the Company receives reimbursements from hospitals in the U.S. from its clinical trials

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
4. Property and Equipment
A summary of property and equipment is as follows:

	December 31,	June 30,
	2004	2005
Office furniture and equipment	$1,057,539	$913,535
Laboratory and production equipment	1,253,699	1,240,769
Leasehold improvements	508,155	508,907
Rental assets	—	178,725

	2,819,393	2,841,936
Less accumulated depreciation and amortization	(2,247,195)	(2,213,313)

	$572,198	$628,623

Amortization of leasehold improvements for the years ended December 31, 2003 and 2004 and the six months ended June 30, 2004 and 2005 was $81,729, $86,256, $42,838 and $34,999, respectively.
5. Accrued Liabilities
Accrued liabilities consist of the following:

	December 31,	June 30,
	2004	2005
Accrued pump replacement costs	$113,250	$56,962
Accrued payroll and vacation	257,898	261,138
Accrued CRO costs	238,987	828,029
Other accrued expenses	406,605	332,907

Total	$1,016,740	$1,479,036

6. Debt
Line of Credit
The Company has borrowings outstanding under two lines of credit with the same financial institution. Both lines of credit are considered current liabilities based on their terms.
The Company has borrowings under a previous line of credit used to purchased equipment for which the commitment to borrow expired on December 18, 2003. At December 31, 2004 and June 30, 2005, the Company had outstanding borrowings of $78,489 and $62,618, respectively, at an interest rate of 6.75% that is being paid on a monthly amortization through December 18, 2005.
The second line of credit is a $4,500,000 working capital line based on receivables (the AR Line) entered into in July 2004. The AR Line provides for borrowings under a formula-based calculation applied to eligible accounts receivable. Interest on draws ranges from the prime rate plus 1.25% to prime plus 1.5% (6.5% at December 31, 2004 and June 30, 2005), depending on the Company’s quick ratio at the time of the advance. The loan agreement also requires the payment of collateral handling fees that range from 0.15% to 0.50% (also dependent on the Company’s quick ratio). The collateral handling fees are applied monthly to the daily gross account balances. Availability under the line is based on the following formula: (1) 80% of the eligible U.S. accounts receivable, up to a maximum loan balance of $4 million, and (2) 80% of eligible foreign accounts receivable up to a maximum loan balance of $500,000. Advances made on eligible receivables are required to be repaid upon collection of the receivables or at the end of 90 days, whichever comes first. The loan agreement expires April 15, 2006.

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
6. Debt (continued)
As of December 31, 2004, there was $1,043,498 and $78,489 outstanding under the AR and expired line, respectively, leaving the Company the ability to borrow up to an additional $3,456,502 under the AR line. As of June 30, 2005, there was $645,751 and $62,618 outstanding under the AR and expired line, respectively, leaving the Company the ability to borrow up to an additional $3,854,249 under the AR Line.
The AR Line is collateralized by all of the Company’s assets, excluding the Company’s intellectual property.
Bridge Loan
In December 2004, the Company executed a bridge loan agreement with certain stockholders (the 2004 Bridge Loan). Under the terms of the 2004 Bridge Loan, the Company may borrow up to $3.0 million. The notes issued under the 2004 Bridge Loan are unsecured and bear interest at prime plus 3% (fixed at the time of issuance) (8.25% on advances outstanding as of December 31, 2004). All amounts outstanding under the 2004 Bridge Loan were due on or before June 30, 2005 and are convertible into common stock at a defined exchange ratio in the event of an Equity Financing (as defined). In the event an Equity Financing does not take place prior to June 30, 2005, the 2004 Bridge Loans may be converted, at the option of the holders, into a new series of preferred stock with terms similar to Series D Redeemable Convertible Participating Preferred Stock (see Note 7). As of December 31, 2004 and June 30, 2005, the Company has drawn $1 million and $3.0 million, respectively, of the $3.0 million commitment. As specified in the 2004 Bridge Loan, warrants to purchase common stock will be issued to the stockholders on the unutilized portion of the 2004 Bridge Loan at the expiration date, June 30, 2005. No value has been ascribed to the warrants at December 31, 2004 as the Company expected to, and did, utilize all amounts under the 2004 Bridge Loan.
On March 28, 2005, the Company executed a bridge loan agreement with the same stockholders that were party to the 2004 Bridge Loan (the 2005 Bridge Loan). Under the terms of the 2005 Bridge Loan, the Company may borrow up to $1.5 million with terms identical to those of the notes issued under the 2004 Bridge Loan including the commitment to issue warrants to purchase common stock to the stockholders on the unutilized portion of the 2005 Bridge Loan at the expiration date, June 30, 2005. As of June 30, 2005, the Company has drawn the entire $1.5 million available under the 2005 Bridge Loan. No value has been ascribed to the warrants as the Company fully utilized all amounts under the 2005 Bridge Loan.
In June and July 2005, the stockholders that are party to the 2004 and 2005 Bridge Loans extended the expiration date of both the 2004 and 2005 Bridge Loans to August 31, 2005. (See Note 13).
Long-term debt
In May 2004, the Company received $2.5 million (net $2.4 million after initial $0.1 million prepayment of principal) from a loan agreement executed in May 2004 with Venture Lending & Leasing IV, Inc. (“VLL” and the “VLL Loan”). Pursuant to the VLL Loan agreement, the Company borrowed $2.5 million, repayable in monthly principal payments beginning in July 2004 and terminating in February 2007. Interest on the promissory note is 11.137%. Amounts outstanding under the agreement are collateralized by a second lien on all of the Company’s assets, excluding the Company’s intellectual property. In connection with the VLL Loan, the Company agreed to issue VLL a warrant to purchase preferred stock (see Note 7).
The following table includes the aggregate future principal payments of the Company’s long term debt as of December 31, 2004:

2005	$927,945
2006	1,046,960
2007	187,110

2,162,015
Less current portion of long-term debt	(927,945)

Total long-term debt	$1,234,070

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
7. Stockholders’ Equity and Redeemable Convertible Preferred Stock
Common Stock
The Company is authorized to issue 65,000,000 shares of common stock. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company. In December 2004, the Board of Directors authorized, and the stockholders approved, an amendment to the Restated Certificate of Incorporation allowing for an increase in the Company’s authorized stock, increasing the total authorized common stock to 100,000,000 shares and authorizing a new series of Preferred Stock, Series E, to be issued in the event of a conversion of the 2004 Bridge Loan, with terms similar to Series D (see below). The Company has not yet filed the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, and accordingly, has not reflected these amounts as authorized at December 31, 2004.
No dividends have been declared to date. The loan with Venture Lending & Leasing IV, Inc. restricts the Company from paying dividends until an underwritten public offering of our common stock with gross proceeds of at least $20,000,000 is completed.
Redeemable Convertible Preferred Stock
The Company’s preferred stock carries voting privileges based on its common stock equivalent and contains certain protection against dilution, including adjustment upon the occurrence of certain events. In addition, the holders of preferred stock have certain registration rights that may be exercised after the earlier of (a) December 31, 2003, or (b) 180 days after the closing of the Company’s first underwritten initial public offering of its capital stock.
In December 1999, the Company amended its Certificate of Incorporation (“Certificate”) to provide for the redemption of its preferred stock. The redemption provisions of the Certificate were amended again in June 2002 in connection with the issuance of the Series D convertible preferred stock (see below). The amended Certificate provides that at any time on or after the fifth anniversary of the original issuance date of the Series D preferred stock, the Company must, at the request of at least 66-2/3% of the holders of the then-outstanding shares of the Series A, Series B, Series C, and Series D preferred stock (collectively, the “Preferred Stock”), redeem all Preferred Stock shares that are then outstanding in the following manner: 33-1/3% of all shares of Preferred Stock shall be redeemed by the Company 90 days after such redemption request is received by the Company; another 33-1/3% of the shares of Preferred Stock shall be redeemed by the Company 455 days after the original redemption request is received by the Company; and the final 33-1/3% of the shares of Preferred Stock shall be redeemed by the Company 820 days after the original redemption request is received by the Company.
The price at which the Preferred Stock shall be redeemed is the original per-share purchase price (adjusted for any recapitalizations that occur) which is $5.00 per share for each series of Preferred Stock plus (a), for Series A preferred stock and Series B preferred stock, an amount determined by multiplying the shares outstanding by $.0375 times the number of whole months elapsed from the original issuance date of the Series D preferred stock and (b), for Series C and Series D preferred stock, any accrued and unpaid dividends since the original issuance date of the Series D preferred stock which accrue at an annual rate of $.45 per share. At December 31, 2004, the amounts recorded in the balance sheet for all series of Preferred Stock reflects the redemption amount that would be required to be paid if said Preferred Stock was redeemed, which includes, cumulative unpaid dividends of $8,563,528 and $5,758,393 for Series C and D, and accretion of redemption value of $1,491,596 and $2,729,864 for Series A and B. At June 30, 2005, the amounts recorded in the balance sheet for all series of Preferred Stock reflects the redemption amount that would be required to be paid if said Preferred Stock was redeemed, which includes, cumulative unpaid dividends or $9,357,125 and $6,829,351 for Series C and D, and accretion of redemption value of $1,740,195 and $3,184,843 for Series A and B. The earliest date that a redemption can occur is March 2007.

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
7. Stockholders’ Equity and Redeemable Convertible Preferred Stock (continued)
Series A Redeemable Convertible Preferred Stock — Each share of Series A convertible preferred stock (“Series A Preferred Stock”) may be converted at the option of the holder (or is automatically converted in the event of an underwritten initial public offering meeting certain conditions) into 4.5556 shares of common stock. The holders of Series A Preferred Stock are entitled to receive dividends and other distributions equivalent to those paid on common stock but have certain preferences over the holders of common stock with respect to distributions in the event of sale or liquidation of the Company.
Series B Redeemable Convertible Preferred Stock — Each share of Series B convertible preferred stock (“Series B Preferred Stock”) may be converted at the option of the holder (or is automatically converted in the event of an underwritten initial public offering meeting certain conditions) into 2.704084 shares of common stock. The holders of Series B Preferred Stock are entitled to receive dividends and other distributions equivalent to those paid on common stock but have certain preferences over the holders of common stock and Series A Preferred Stock with respect to distributions in the event of sale or liquidation of the Company.
Series C Redeemable Convertible Participating Preferred Stock — Each share of Series C convertible preferred stock (“Series C Preferred Stock”) may be converted at the option of the holder (or is automatically converted in the event of an underwritten initial public offering meeting certain conditions) into 2.704084 shares of common stock. Dividends accrue on each share of the Series C Preferred Stock at the rate of $0.45 per share per annum and are cumulative. The holders of Series C Preferred Stock are entitled to receive dividends and other distributions equivalent to those paid on common stock but have certain preferences over the holders of common stock, Series A Preferred Stock, and Series B Preferred Stock with respect to distributions in the event of sale or liquidation of the Company.
Series D Redeemable Convertible Participating Preferred Stock Each share of Series D Preferred Stock may be converted at the option of the holder (or is automatically converted in the event of an underwritten initial public offering meeting certain conditions) into 6.475845 shares of common stock. Dividends accrue on each share of the Series D Preferred Stock at the rate of $0.45 per share per annum and are cumulative. The holders of Series D Preferred Stock are also entitled to receive dividends and other distributions equivalent to those paid on common stock but have certain preferences over the holders of common stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock with respect to distributions in the event of sale or liquidation of the Company.
Following the payments of liquidation preferences of $7.50 for Series D, and $5.00 per share for all other series of Preferred stock, plus accrued but unpaid dividends, an amount approximating a return of 8% per annum on the original per-share purchase price will be paid first, to the holders of Series B, and second, to the extent funds remain available, to the holders of Series A. After full payments of the previously mentioned amounts, any remaining assets or surplus funds would then be distributed to the holders of Preferred Stock and common stock on a pro rata basis.
In connection with the 1999 Bridge Financing Agreement, the Company issued warrants to purchase common stock to certain existing stockholders that provided funding pursuant to the 1999 Bridge Financing Agreement. The warrants, which contained certain antidilution provisions, allowed the holders to purchase 2,364 shares of common stock at $423.22 per share (after giving affect to the antidilution feature triggered by the issuance of Series D Preferred Stock) and were exercisable in whole or in part until August 31, 2004. The fair value of the warrants was determined to be de minimis at the measurement date based on Black-Scholes pricing model with the following assumptions: volatility of 1%, an expected life of one year, a risk free interest rate of 5% and no dividend yield. These warrants expired unexercised in August 2004.

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
7. Stockholders’ Equity and Redeemable Convertible Preferred Stock (continued)
Warrants
In connection with the Series C private offerings in 2000 and 1999, the Company issued warrants to purchase common stock to the purchasers of the Series C Preferred Stock. The warrants, which contain certain antidilution provisions, allow the holders to purchase 7,306 shares of common stock at $423.22 per share (after giving affect to the antidilution feature triggered by the issuance of Series D Preferred Stock) and are exercisable in whole or in part until December 2004 through February 2005 (depending on which date a particular investment in the Series C financing was closed). The Company recognized the fair value of the warrants of approximately $151,000 as additional paid-in capital. The fair value of the warrants was determined using the Black-Scholes pricing model and the following assumptions: volatility of 1%, an expected life of one year, a risk free interest rate of 5% and no dividend yield. In December 2004, warrants to purchase an aggregate of 3,126 shares of common stock expired unexercised. The remaining warrants outstanding at December 31, 2004 to purchase an aggregate of 4,180 shares of common stock expired in February 2005.
In connection with a 2001 bridge loan that converted into shares of Series D Preferred Stock, the Company issued warrants to purchase common stock to certain existing stockholders. The warrants, which contain certain antidilution provisions, allow the holders to purchase 1,629 shares of common stock at $253.31 per share and are exercisable in whole or in part until the expiration dates ranging from June 2006 through February 2007 (based on the original date the bridge loans were issued). The Company recognized the fair value of the warrants of approximately $25,000. The fair value was determined using the Black-Scholes pricing model with the following assumptions: volatility of 60%, an expected life of five years, a risk free interest rate of 4% and no dividend yield.
In connection with the Series D private offering in 2002, the Company issued warrants to purchase common stock to an investment banking firm that acted as placement agent for a portion of the offering. The warrants, which contain certain antidilution provisions, allow the holders to purchase 947 shares of common stock at $253.31 per share and are exercisable in whole or in part until August 2007. The value of the warrants was determined to be de minimis based on the Black-Scholes pricing model using the following assumptions: volatility of 35%, an expected life of two years, a risk free interest rate of 4% and no dividend yield.
In connection with the VLL Loan, the Company has committed to issue to VLL a warrant (the “VLL Warrant” to purchase Series D Redeemable Convertible Participating Preferred Stock with an aggregate exercise price of $275,000. The warrant is to be issued at a triggering date which is the earlier of (a) the Next Round Financing (as defined), (b) a Liquidity Event (as defined), or (c) May 31, 2005. Although not issued until one of the triggering events, the warrant was earned at the time the VLL Loan was signed. The Company determined the value of the warrant based on the most reasonably likely scenario of issuance which is May 31, 2005. The fair value of the warrant was determined to be $53,350 using the Black-Scholes pricing model and the following assumptions: volatility of 45%, an expected life of one year, a risk free interest rate of 4%, and a dividend yield of 9%. The fair value was recorded as debt issuance costs and is being amortized to interest expense over the life of the VLL Loan. On May 31, 2005, the Company issued the VLL Warrant. The VLL Warrant was issued as a warrant to purchase 55,000 shares of Series D stock at $5.00 per share.
Stock Options
The 1997 Stock Option Plan (the “Plan”), as amended, provided for the granting of options, either incentive or nonstatutory, to purchase up to 3,860 shares of the Company’s common stock. In February 2001, the Company’s board of directors and stockholders approved an increase in the number of shares that could be issued pursuant to the Plan to 9,956 shares. In September 2002, the Company’s board of directors and stockholders approved an increase in the number of shares that could be issued pursuant to the Plan to 21,652 shares. The Plan provides that stock options be granted at fair market value on the date the option is granted, as determined by the board of directors. During 2003 and 2002, options were issued to certain officers and employees which vest over a period of up to three years. Options expire ten years after the date of grant.

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
7. Stockholders’ Equity and Redeemable Convertible Preferred Stock (continued)
Deferred compensation is recorded for stock-based compensation grants based on the excess of the fair value of the common stock on the measurement date over the exercise price (“Intrinsic Value”). The deferred compensation is amortized over the vesting period of each unit of stock-based compensation grant, generally three years. If the exercise price of the stock-based compensation grants is equal to the estimated fair value of the Company’s stock on the date of grant, no compensation expense is recorded.
The Company records the fair value of options issued to nonemployee consultants at the fair value of the options issued. Any expense is recognized over the service period or at the date of issuance if the options are fully vested and no performance obligation exists.
In June 2000, the Company reduced the exercise price of all its outstanding options to $65.62 per share. As a result, these options are subject to variable accounting until they are exercised, cancelled or expire. Variable accounting requires that increases in the intrinsic value of the options as measured at each reporting date would be recorded as compensation. Fluctuations in future deferred compensation and related compensation expense may be significant to the extent the Company realizes changes in the fair value of its underlying common stock. As of December 31, 2004 and June 30, 2005, 2,527 options were subject to variable plan accounting.
During 2004, the Company reversed deferred compensation totaling $201,682 that was originally recorded in 2000 in error related to the options that were repriced. The error was corrected in the current year as it was not material from a quantitative or qualitative standpoint to the Company’s stockholders’ equity for the year ended December 31, 2004.
The following is a summary of option activity under the Plan:

		Weighted Average
	Options Outstanding	Exercise Price	Fair Value
Balance, December 31, 2000	3,794	66.00	66.00
Granted during the year	56	66.00	66.00
Exercised during the year	(34)	66.00	66.00
Cancellations and forfeitures during the year	(11)	66.00	66.00

Balance, December 31, 2001	3,805	66.00	66.00
Granted during the year	15,206	66.00	66.00
Exercised during the year	(179)	66.00	66.00
Cancellations and forfeitures during the year	(147)	66.00	66.00

Balance, December 31, 2002	18,684	66.00	66.00
Granted during the year	558	66.00	66.00
Exercised during the year	(21)	66.00	66.00
Cancellations and forfeitures during the year	(1,385)	66.00	66.00

Balance, December 31, 2003	17,835	66.00	66.00
Cancellations and forfeitures during the year	(285)	66.00	66.00

Balance, December 31, 2004	17,550	66.00	66.00
Cancellations and forfeitures during the year	(1,728)	66.00	66.00

Balance, June 30, 2005	15,822	66.00	66.00

As of December 31, 2004 and June 30, 2005, there were 4,102 and 5,601 options available, respectively, for grant under the Plan. Options exercisable as of December 31, 2004 and June 30, 2005 are 13,791 and 12,922, respectively. As of December 31, 2004 and June 30, 2005, the weighted-average remaining contractual life for options outstanding was 7.0 and 6.6 years, respectively.

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
7. Stockholders’ Equity and Redeemable Convertible Preferred Stock (continued)
Stock Options Granted to Non-employees
Stock compensation arrangements with non-employees are accounted for in accordance with SFAS No. 123, as amended by SFAS No. 148, and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services , using a fair value approach. The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned. During the year ended December 31, 2004, the Company did not issue any options to non-employees. For the years ending December 31, 2003 and 2004, and the six month periods ending June 30, 2004 and 2005, the Company recognized expense of $2,406, $-0-, $-0- and $-0-, respectively, related to options granted to non-employees in 2000 and 2001.
Reserved Shares
The Company has reserved shares of common stock for future issuance as follows:

	December 31	June 30
	2004	2005
Conversion of redeemable convertible preferred stock:
Series A	13,885	13,885
Series B	16,484	16,484
Series C	28,997	28,997
Series D	90,660	90,660
Exercise of warrants to purchase common stock	6,757	2,576
1997 Stock Plan	21,652	21,652

Total	178,435	174,254

8. Related-Party Transactions
The Company has entered into employment agreements with several of its key employees. The agreements specify various employment-related matters, including the length of the agreement (ranging from six months to one year), confidentiality requirements, competitive restrictions, assignment of inventions, annual compensation, and severance benefits ranging from three months’ to eighteen months’ salary in the event of termination without cause.
The Company entered into bridge loans with certain stockholders in December 2004 and March 2005 (see Note 6).
9. License Agreements
The Company has an exclusive license agreement with NASA (the “License Agreement”) which may be terminated in the event of a material breach of the terms of the agreement or for failure to endeavor to convert the licensed subject matter to a commercial form. However, the Company believes its ongoing research and development efforts currently satisfy this obligation to endeavor to commercialize the licensed subject matter. The License Agreement and related agreements require the Company to pay royalties based on net sales of licensed products. Additionally, the Company has executed several additional licenses under which it has secured the rights provided under certain patents. Royalties and milestone payments, payable under the terms of these agreements, are expensed as incurred. During the years ended December 31, 2003 and 2004, and the six-month periods ending June 30, 2004 and 2005, the Company incurred royalties and milestone payments of $59,634, $34,986, $10,548 and $10,990, respectively.

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
10. Commitments and Contingencies
Commitments
The Company currently leases office and manufacturing space under noncancelable operating leases. Rental expense was approximately $210,000, $237,550, $112,683 and $126,352 for the years ended December 31, 2003 and 2004, and the six months ended June 30, 2004 and 2005, respectively. The Company renewed its lease on the above referenced office and manufacturing space in 2002 for five years, only one of which the Company is committed to remain in the space and is noncancelable. As of December 31, 2004, the future minimum noncancelable payment related to this one year commitment is $233,811.
The Company has a standby letter of credit for $25,000 to secure its value-added tax obligation in France. The Company has a Certificate of Deposit approximating this amount collateralizing the standby letter of credit.
Contingencies
The Company is subject to numerous risks and uncertainties because of the nature of and status of its operations and could be subject to claims and legal actions arising in the ordinary course of business. The Company maintains insurance coverage for events in amounts that it deems appropriate. Management believes that uninsured losses, if any, will not be materially adverse to the Company’s financial position or results of operations.
11. 401(k) Plan
The Company has a 401(k) plan (“the 401(k) Plan”) whereby eligible employees (employees over 21 years of age and have completed six months of service) may contribute a percentage of eligible compensation but not greater than 20% of their earnings up to the maximum as required by law. Company contributions are discretionary. No such Company contributions have been made since inception of the 401(k) Plan.
12. Income Taxes
The reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate for the years ended December 31, 2003 and 2004, is as follows:

	December 31
	2003	2004
Statutory rate	(34.0)%	(34.0)%
Increase in deferred tax valuation allowance	34.4	33.9
Tax credit	(0.6)	(0.1)
Other	.2	.2

	0.0%	0.0%

Significant components of the Company’s deferred tax assets and liabilities are as follows:

December 31,
2004
Deferred tax assets:
Federal net operating loss carryforwards	$14,917,343
Research and development credits	2,998,800
Capitalized research and development expense	1,285,900
Other deferred tax assets	261,567
19,463,600

Less: valuation allowance	(19,463,600)

Net deferred tax assets	$—

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
12. Income Taxes (continued)
At December 31, 2004 the Company had net operating loss (“NOL”) carryforwards for income tax purposes of approximately $43.8 million, capitalized research and development expense of $8.8 million, and research and development credits of approximately $1.3 million . Changes in ownership as defined by federal income tax regulations could limit the Company’s ability to utilize these NOLs and tax credits. Accordingly, the Company’s ability to utilize the above NOL and tax credit carryforwards to reduce future taxable income and tax liabilities may be limited. Additionally, because U.S. tax laws limit the time during which NOLs may be applied against future taxable income and tax liabilities, the Company may not be able to take full advantage of its NOLs for federal income tax purposes. The carryforwards will begin to expire in 2011 if not otherwise used. A valuation allowance has been established to offset the Company’s deferred tax assets as the Company has had losses since inception.
13. Recapitalization
On August 10, 2005, the Company completed a planned recapitalization in connection with the merger of Salmon Express, Inc. a publicly traded Nevada Corporation (“Salmon”), whereby all the shares of the Company’s preferred stock were converted to common stock. In addition, all principal amounts outstanding under the 2004 and 2005 Bridge Loans were converted to common stock. The shares of Series A, Series B, Series C and Series D converted to common stock at ratios of 11.67-for-1, 23.96-for-1, 31.79-for-1, and 236.40-for-1. The Company then effected a reverse stock split of 1-for-328.08 (“Stock Split”). After the conversion and Stock Split, the Company had outstanding, immediately prior to the merger, 12,960,000 shares of common stock issued and outstanding, no shares of preferred stock issued and outstanding, and no amounts outstanding under the 2004 and 2005 Bridge Loans. Additionally, outstanding options and warrants in the amount of 5,190,866 and 900,219, respectively, were converted into 15,822 and 42,206 options and warrants, and the remaining portion of the unvested options were accelerated upon a “change-of-control” as defined in the 1997 Stock Option Plan. All historical and per share amounts have been retroactively restated to reflect the Stock Split.
14. Subsequent Events (Unaudited)
Merger
On August, 10, 2005, the Company completed its merger (the “Merger”) with, and into, Salmon, in a transaction where the Company was the accounting acquirer. Salmon issued shares of its common stock on a one-for-one basis to the stockholders of MicroMed in exchange for 100% of the issued and outstanding shares of common stock of MicroMed. Additionally, Salmon assumed options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by MicroMed. All outstanding options that were assumed by Salmon have been issued under the MicroMed 1997 Stock Option Plan or the MicroMed 2005 Stock Incentive Plan. Further to the Merger, Salmon assumed the MicroMed 1997 Stock Option Plan and the MicroMed 2005 Stock Incentive Plan as stock option plans of Salmon.
Salmon also issued 1,500,000 post-split shares into escrow to cover indemnification obligations, if any, to MicroMed and its stockholders. Immediately prior to the Merger, Salmon effectuated a 1-for-3.3528 reverse stock split of its common stock. Further to the Merger, Salmon also canceled 10,010,800 shares of its pre-split common stock held by Pete Smith, the founder of Salmon Express Inc., and distributed assets, and related liabilities, to him that Salmon held prior to the Merger. Mr. Smith also received cash remuneration of $605,213 from third parties unaffiliated with Salmon for his agreement to cancel such shares. Upon completion of the Merger, the Company was reincorporated from the State of Nevada to the State of Delaware and changed its corporate name to MicroMed Cardiovascular, Inc.

MicroMed Technology, Inc.
(a Development Stage Company)
Notes to Financial Statements (continued)
14. Subsequent Events (continued)
The Private Placement
Immediately prior to the closing of the Merger, MicroMed closed a $4,991,683 private placement (the “Private Placement”) of its common stock and warrants. MicroMed Technology engaged Hunter World Markets, Inc. (“Hunter”) as its placement agent in connection with the Private Placement. Each investor in the Private Placement purchased shares of MicroMed Technology common stock at $1.33 per share and seven-year warrants, exercisable one year after the date of issuance, to purchase 60% of the common stock purchased by such investor in the Private Placement at a per share exercise price of $1.33, resulting in the issuance of 3,753,145 shares of common stock and warrants to purchase 2,251,887 shares of the Company’s common stock. The warrants are redeemable by the Company, at its option, at any time after one year from the date of issuance upon certain conditions . Hunter was paid a fee of 11%, or $440,000, for the investors that it introduced the Company to, and was issued 300,000 shares of MicroMed Technology’s common stock.
Prior to the closing of the Private Placement, the Company and its investment banking firm mutually agreed to terminate their relationship resulting in no remuneration to the investment banking firm.
Option Grants
The Company granted 540,500 to officers, directors and employees of the Company at $0.01 per share. As a result, the Company will record a charge approximately $713,000 in connection with the grant.